As filed with the Securities and Exchange Commission on September 27, 2004

                                                            Registration No.333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                                  TEVECAP S.A.
             (Exact Name of Registrant as Specified in Its Charter)

                           ---------------------------

                  Tevecap Inc.                            The Federative Republic of Brazil
(Translation of Registrant's Name into English)    (Jurisdiction of Incorporation or Organization)

                           ---------------------------

                     Av. Das Nacoes Unidas, 7221- 7(0) andar
                         Sao Paulo, SP Brazil, 05425-902
                          (Telephone: 55-11-3037-5127)
          (Address and telephone number of Principal Executive Offices)

                           ---------------------------

                                      4841
            (Primary Standard Industrial Classification Code Number)

                           ---------------------------

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 590-9100
            (Name, address and telephone number of agent for service)

                           ---------------------------

                                   Copies to:
                                   Sara Hanks
                             Clifford Chance US LLP
                                31 W. 52nd Street
                            New York, New York 10019
                                 (212) 878-8000

                           ---------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

                                                  CALCULATION OF REGISTRATION FEE
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                                                                  Proposed Maximum                                  Amount of
     Title of each class of Securities to be    Amount to be       Offering Price   Proposed Maximum Aggregate     Registration
                  Registered(1)                  Registered         Per Note(1)          Offering Price(1)             Fee
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
12.625% Notes Due 2009                           $48,022,000            100%                $48,022,000             $6,084.39
---------------------------------------------------------------------------------------------------------------------------------

(1) The notes being registered are offered in exchange for 12.625% Notes due 2004 previously sold in transactions registered under the Securities Act of 1933, as amended (the "Securities Act"). The registration fee has been computed based on the face value of the securities pursuant to Rule 457 under the Securities Act.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

================================================================================

PROSPECTUS

                                     [LOGO]

                                  Tevecap S.A.

                                Exchange Offer of
                      US$48,022,000 12.625% Notes Due 2009

                                       for

                      US$48,022,000 12.625% Notes Due 2004

                                 -------------

      We are offering to exchange up to US$48,022,000 of our 12.625% Notes due 2009, which we refer to as the new notes, for up to US$48,022,000 of your 12.625% Notes due 2004, which we refer to as the old notes. We refer to the old notes and the new notes collectively as the notes.

      This solicitation will expire at 5:00 p.m., New York City time, on , 2004 or any subsequent date and time resulting from an extension as described herein.

      To exchange your old notes for new notes:

            o you must complete and send the letter of transmittal that accompanies this prospectus to the appropriate exchange agent
                  by 5:00 p.m., New York time, on   , 2004; and

            o you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes.

      See "Risk Factors" beginning on page 15 for a discussion of risk factors that you should consider prior to tendering your old notes in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            Dated September 27, 2004

                                TABLE OF CONTENTS

Incorporation of Certain Information by Reference.............................3
Where You Can Find More Information...........................................3
Presentation of Certain Information...........................................3
Prospectus Summary............................................................5
Tevecap.......................................................................5
The Exchange Offer............................................................6
The New Notes.................................................................7
Timetable for the Offering....................................................9
Recent Developments..........................................................10
Risk Factors.................................................................15
Forward-Looking Statements...................................................20
Use of Proceeds..............................................................21
Selected Consolidated Financial Information..................................22
Operating and Financial Review and Prospects.................................24
Description of the Notes.....................................................29
The Exchange.................................................................42
Tax Considerations...........................................................47
Experts......................................................................50
Legal Matters................................................................51
Enforceability of Civil Liabilities..........................................51
Financial Statements........................................................F-1

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The Securities and Exchange Commission, or the SEC, allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with or furnish to the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

      o Our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2003.

      We also incorporate by reference into this prospectus any filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and, to the extent designated therein, reports on Form 6-K furnished to the SEC, after the date of this prospectus and prior to the consummation of this offering.

      Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision. Requests should be directed to the information agent, GS Proxylatina S.A., Cerrito 1266, 10mo piso of. 42, C1010AAZ Buenos Aires, Argentina, telephone 5411-4811-8391, facsimile 5411-4811-8985, Attention: Ciro Ortiz, Director.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form F-4 under the Securities Act of 1933, as amended (the Securities Act), with respect to the new notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains an Internet web site at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

                       PRESENTATION OF CERTAIN INFORMATION

Our accounts, which are maintained in Brazilian reais, were prepared in accordance with the accounting principles generally accepted in the United States of America and translated into United States dollars on the basis set forth in Note 2.1 of our Consolidated Financial Statements. Certain amounts stated herein in US dollars (other than as set forth in the Consolidated Financial Statements and financial information derived therefrom) have been translated, for the convenience of the reader, from reais at the rate in effect on June 30, 2004 of R$3.1075 = US$1.00. Such translations should not be construed as a representation that reais could have been converted at such rate on such date or at any other date. See "Exchange Rate Data" in our Form 20-F/A. All references in this Prospectus to (i) "US dollars," "$" or "US$" are to United States dollars and (ii) "reais," "real" or "R$" are to Brazilian reais.

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                               PROSPECTUS SUMMARY

      This summary highlights some of the information in this prospectus. Since this is a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, you should carefully read the entire prospectus, including the Financial Statements and the notes thereto and the documents we have referred to you. You should pay special attention to the "Risk Factors" section beginning on page 15 of this prospectus.

      We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to US$48,022,000 of our 12.625% Senior Notes due 2009 which have been registered under the Securities Act of 1933 pursuant to a registration statement of which this prospectus constitutes a part, for the same principal amount of our outstanding 12.625% Senior Notes due 2004.

      We issued the old notes in an aggregate principal amount of US$250,000,000 on November 26, 1996 through a private placement, and these notes were subsequently exchanged for notes with identical terms registered under the Securities Act pursuant to exchange offers in May and December 1997. In June 1999, with the consent of a sufficient principal amount of the holders of the old notes, we amended the terms of the old notes to eliminate the restrictive covenants. At the date of this prospectus, TVA Communications Ltd., our wholly-owned subsidiary, holds old notes in the aggregate principal amount of US$201,978,000. As of the date hereof, outstanding old notes in the aggregate principal amount of US$48,022,000 are held by non-affiliates, and it is these notes we are seeking to exchange in this transaction.

      As a condition to the offering, which we may waive at any time, holders of old notes in the aggregate principal amount of at least 95% of the outstanding principal amount of US$48,022,000 held by non-affiliates must exchange their old notes for new notes pursuant to the offer. In the event this minimum threshold is met, we intend to exchange the old notes that TVA Communications Ltd. holds in the amount of US$201,978,000 on terms that are materially less favorable than those offered to the other holders of old notes hereby. In the event this minimum threshold is not met, we do not currently intend to exchange the old notes held by TVA Communication Ltd. on materially less favorable terms than this offer. In that case, we may elect to treat all holders of the old notes in the same manner, which we anticipate will be materially less favorable than the terms offered hereby.

      We will continue to make interest payments on the old notes, whether or not they are exchanged in the exchange offer, up to and including November 26, 2004, their maturity date.

                                     TEVECAP

      We are a Brazilian company and are a major pay television operator in Brazil and one of the country's primary pay television programming distributors. In 1991, we were the first to provide pay television services in Brazil. We presently offer pay television and broadband internet services utilizing cable and multipoint microwave distribution system, or wireless cable ("MMDS"), distribution technologies to nearly 287,595 pay television subscribers and 24,865 broadband internet subscribers (residential and corporate).

      We are a majority-owned subsidiary of Abril Comunicacoes S.A. ("Abril"), an affiliate of Editora Abril S.A., one of Latin America's largest communications groups. Our other beneficial shareholders are Falcon International Communications (Bermuda) L.P. ("Falcon International") and Harpia Holdings Ltd. and Curupira Holdings Ltda. (subsidiaries of JP Morgan Partners LLC ("JPM")).

      We conduct our pay television operations through wholly-owned operating companies: TVA Sistema de Televisao S.A. ("TVA Sistema"), TVA Sul Parana Ltda. ("TVA Sul"), Comercial Cabo TV Sao Paulo Ltda. ("Comercial Cabo") and CCS-Camboriu Cable System de TeleComunicacoes Ltda. ("CCS"). Through our MMDS and cable systems, we serve six cities with a combined population of approximately 31 million, including three of the seven largest cities in Brazil:
Sao Paulo (population of 10.4 million), Rio de Janeiro (population of 5.9 million) and Curitiba (population of 1.6 million).

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                                      -5-

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                               THE EXCHANGE OFFER

Securities Offered..........................     We are offering up to US$48,022,000 aggregate principal amount of our 12.625% Notes due 2009, which we refer to as the new notes.

The Exchange Offer..........................     We are offering to issue the new notes in exchange for the same principal amount of your 12.625% Senior Notes due 2004, which we refer to as the old notes.  For procedures for tendering, see "The
                                                 Exchange Offer."

Tenders, Expiration Date, Withdrawal........     The exchange offer will expire at 5:00 p.m.  New York City time on
                                                          , 2004 unless it is extended.  Tenders of old notes may be not withdrawn at any time; provided, however, that if the exchange of old notes for new notes as part of the exchange offer has not occurred on or before January 31, 2005, holders of old notes who have tendered their old notes in connection with the offer may withdraw their tender of their old notes at any time thereafter.
                                                 If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

US Federal Income Tax Consequences..........     Your exchange of old notes for new notes in the exchange offer may result in income, gain or loss to you for U.S. federal income tax purposes.  The new notes will be treated as issued with original issue discount ("OID") for U.S. federal income tax purposes.  In general, U.S. Holders of new notes will be required to include OID thereon in gross income as ordinary interest income under a constant yield method over the term of the new notes in advance of cash payments attributable to such income.  See "Tax
                                                 Considerations--Certain U.S. Federal Income Tax Consequences."

Use of Proceeds.............................     We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent..............................     HSBC Bank USA, National Association

Solicitation Agents..........................    Eurovest Global Securities Inc. is a solicitation agent for the portion of the exchange offer being made to non-U.S. Persons outside of the United States.

                                                 Unibanco - Uniao de Bancos Brasileiros S.A. is the global solicitation agent for the entirety of the exchange offer and will coordinate the efforts of both solicitation agents.

Failure to Tender Your Old Notes............     If you fail to tender your old notes in the exchange offer, you will continue to have the limited rights provided by the old notes.  The old notes mature on November 26, 2004, and we cannot assure you that we will be able to pay the principal and interest due on that date.

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                                      -6-

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                                  THE NEW NOTES

      The following summary contains basic information about the new notes. It is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled "Description of the Notes."

Issuer..........................................  Tevecap S.A.

New Notes.......................................  Up to US$48,022,000 aggregate principal amount of 12.625% Senior
                                                  Notes due November 26, 2009.

Maturity Date...................................  November 26, 2009.

Indenture.......................................  The new notes will be issued under the indenture between us, as issuer, and HSBC Bank USA, National Association, as indenture trustee, registrar, paying agent and transfer agent, and HSBC Bank
                                                  USA, National Association, as principal paying agent to be dated
                                                  November 26, 2004.

Interest........................................  The new notes will bear interest at the annual rate of 12.625%, payable semiannually in arrears on each interest payment date, subject to the applicable grace period.  Interest will accrue on the outstanding principal amount of the new notes from
                                                  November 26, 2004.

Interest Payment Dates..........................  May 26 and November 26 of each year.

Principal Payments..............................  Principal  on  the  new  notes  will  be  payable  in  three  equal installments due on the following dates:

                                                           November 26, 2007
                                                           November 26, 2008
                                                           November 26, 2009

Deferral of Principal...........................  In the event of a significant devaluation of the Brazilian real against the US dollar, we will be permitted to defer the payment of principal, but in no event beyond the maturity date.  For more information, see "Description of the Notes--Redemption."

Optional Redemption.............................  On any principal payment date, we may redeem all of the new notes, at a redemption price of 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the redemption date
                                                  (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Ranking.........................................  The new notes will constitute direct, unsecured and unconditional obligations of our company and will rank at least pari passu in priority of payment with all other present and future unsecured and unsubordinated obligations of our company.

Withholding Taxes Additional Amounts............  All payments in respect of the new notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, fees or other governmetnal charges of whatever nature (and any fines, penalties or interest related thereto) imposed or levide by or on behlaf of

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                                      -7-

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
                                                  Brazil or the successor jurisdiction (if any) of the principal paying agent, any political subdivision thereof or taxing authority therein
                                                  (each, a "Taxing Jurisdiction"), unless such withholding or deduction is required by law or as provided in "Description of the
                                                  Notes--Additional Amounts." In that event, subject to the exceptions set forth in "Description of the Notes--Additional Amounts," we will pay to each holder such amounts duly evidenced as may be necessary in order that every net payment made by us on each new note after such deduction or withholding will not be less than the amount then due and payable by us. See "Description of the Notes--Additional Amounts."

Governing Law...................................  The indenture, the new notes and related documents, and other transaction documents are governed by, and construed in accordance with, the laws of the State of New York.

Form and Denomination...........................  The new notes will be issued in the form of a global note registered in the name of DTC or its nominee in integral multiples of US$1.00.

Clearance and Settlement........................  The new notes will be issued in book-entry form through the facilities of DTC for the accounts of its participants, including
                                                  Euroclear Bank S.A./N.V. as the operator of the Euroclear System, and Clearstream Banking, societe anonyme, and will trade in DTC's
                                                  Same-Day Funds Settlement System.  Beneficial interests in new notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances.  For a description of certain factors relating to clearance and settlement, see "Description of the Notes."

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                                       -8-

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                           TIMETABLE FOR THE OFFERING

Commencement of the exchange offer..............           , 2004

Expiration of the exchange offer................           , 2004

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                                      -9-

                               RECENT DEVELOPMENTS

Pay Television Services and Programming Distribution

      We are in the midst of an upgrade of services for our pay television subscribers. In September 2004, we launched a significant upgrade of the services for our cable customers in Sao Paulo by offering digital services, which allow cable customers to view additional channels, including pay-per-view channels and audio channels, utilize an electronic programming guide, and select a number of languages and subtitles in which to view programs. Assuming availability of adequate funds, we expect to launch the upgrade of services for our MMDS customers in Sao Paulo to digital services in the first quarter of 2005, and to expand digital services for both our cable and MMDS customers to Rio de Janeiro in 2005.

      We are the first Brazilian cable pay television operator to provide digital services to our customers. In the second half of 2004 and in 2005, we will use multiple advertising strategies, both through Abril and other media sources, in order to publicize the features of the digital cable and MMDS services and attract new subscribers.

      In addition to these upgrades, we expect to offer digital video recorder
(DVR) capability, video-on-demand (VOD) services and interactivity in connection with our cable and MMDS services in the near future. New devices (DVR and decoder) will offer improved video and audio quality as compared to current cable and MMDS services and will allow customers to pause, rewind and record live television. VOD services will provide customers with access to such services as home shopping, games, and movies on demand. VOD services will have a competitive price compared to video rental, and customers will not need to leave their homes to access a significant selection of products, games and movies. Interactivity will allow customers to send and receive information regarding programming and other areas of interest.

      In the first half of 2004, we began offering flexible tiered subscription options and developing customized programming packages, to allow subscribers to choose from a greater number of options in terms of pricing and types of programming. We intend that these tiered programming packages should attract new subscribers, as well as retain current subscribers, thereby reducing subscriber turn-over.

      The following table sets forth information regarding the markets in which we operate pay television systems and distribute programming, as of June 30, 2004:

                                                                                                              Pay
                                                                                                           Television
                                                                                         Average Revenue   Programming
                                 Service Launch                Class ABC                  per Month per     Channels
                                      Date       TV Homes(a)  TV Homes(a)   Subscribers     Subscriber       Offered
                                 --------------  -----------  -----------   -----------  ---------------   -----------
Owned Systems:
MMDS

TVA Sistema
    Sao Paulo                    September 1991   2,258,831      785,288       34,824          23.51            28
    Rio de Janeiro                 March 1992     1,907,346    1,007,975       61,301          22.88            27

TVA Sul
    Curitiba                       March 1992       426,836      241,405        6,355          14.95            15

Cable(b)

TVA Sistema
    Sao Paulo                     October 1994      667,426      444,297      142,432          26.0             58

TVA Sul
    Curitiba                      January 1995      317,468      158,896       20,156          23.46            51
    Camboriu                        June 1996        22,925       14,854        9,247          21.24            48
    Foz do Iguacu                   June 1996       105,894       42,944        6,644          17.44            53
    Florianopolis                September 1996     202,549      124,924        6,181          23.34            50

Total MMDS and Cable
  Subscribers                                                                 287,140
Subscribers Awaiting
  Installation                                                                    455
Total Subscribers                                                             287,595

(a)   This data is based on information provided by Pay TV Survey and IBGE

(b) Our cable systems in Sao Paulo, Curitiba, Camboriu, Foz do Iguacu and Florianopolis have approximately 668,191, 201,615, 19,890, 18,060 and 29,822 Homes Passed, respectively, as of June 30, 2004.

Voice Over Internet Protocol

      In the fourth quarter of 2004, we and our partners, Net2Phone Comunicacoes Ltda. and Primeira Escolha Emprudinatos Ltda., expect to launch voice over internet protocol (VoIP) services, a technology that allows customers to make telephone calls using a broadband internet connection instead of a regular (or analog) phone line. With this service, our customers would be able to call anyone who has a telephone number, including local, long distance, mobile and international numbers through an adaptor, using a traditional phone. Currently, no other pay television provider in Brazil presents competition for us in the VoIP market. Management believes that the VoIP services will attract new customers and establish us as a cutting edge service provider in the telephony market.

Sale of Interest in Canbras Entities

      In October 2003, we entered into an agreement to sell our entire equity interest in each of Canbras TVA Cabo Ltda., TV a Cabo Santa Branca Ltda., TV Mogno Ltda. and TV Eucalipto Ltda. to Horizon Cablevision do Brasil S.A. The federal Agencia Nacional de TeleComunicacoes (Brazilian Telecommunications Agency, or ANATEL) approved this sale on June 16, 2004, and all other conditions precedent to the closing of the sale were waived by the parties during the first half of 2004. As of the date hereof, the equity interest in each of the listed Canbras entities has been transferred to Horizon Cablevision do Brasil S.A. and Abril Comunicacoes S.A., our principal shareholder, received the entire proceeds of the sale in the amount of US$5.5 million for which we recognized a shareholders receivable. In addition, upon the consummation of this sale, the Association Agreement dated June 14, 1995 among us, TVA Sistema de Televisao S.A., Canbras TV a Cabo Ltda., TV a Cabo Santa Branca Ltda., and Canbras Participacoes Ltda. was terminated.

Legal Proceedings

      We are involved in litigation against Centrais Eletricas de Santa Catarina-CELESC, Companhia Paranaense de Energia Eletrica-COPEL and Eletropaulo Metropolitana de Sao Paulo in order to resolve certain questions relating to our contracts with these entities, particularly with respect to increases in pole rental fees requested by these entities. During the first half of 2004, we entered into settlement negotiations with Eletropaulo Metropolitana de Sao Paulo, whose claims against us constitute R$128,135.94 of the total of R$412,101.86 claimed by the three entities. A decision against us in connection with this litigation may have a material adverse effect on our consolidated financial position.

      We are challenging before Conselho Administrativo de Defesa Economica-CADE, the Brazilian antitrust authority, certain exclusivity rights with respect to Brazilian soccer programming enjoyed by one of our main competitors. During the first half of 2004, we received two favorable decisions from Secretaria de Direito Economico, the Secretariat of Economic law, and the matter is in its final stage of review. We do not believe that a decision against us in this matter would have a material adverse effect on us. However, in the event that CADE rules in our favor in the final stage, we will have the right to purchase rights to broadcast Brazilian soccer programming, which we believe would significantly help us to attract new subscribers and maintain our current subscribers.

      We are judicially disputing the payment of ICMS (sales tax on operations relating to the provision of goods and services) before the Sao Paulo Court of Justice. The State of Sao Paulo asserts that ICMS is due at the rate of 25% with respect to the provision of advertising on pay television. On the other hand, the Municipality of Sao Paulo asserts that the provision of advertising on pay television constitutes the rendering of services and therefore that only ISS (tax over services), and not ICMS, is due at the rate of 5.0%. We have made no provision with respect to this claim. Management believes, based on the opinion of our external counsel, that we will prevail in this dispute. Currently, we do not pay ICMS or ISS over advertising on pay television.

      Certain municipalities in the States of Sao Paulo, Parana and Santa Catarina have announced their intention to charge for the use of public highways where telecommunication equipment necessary for the rendering of our services is installed. We are currently involved in seven claims relating to this issue. Five of these claims are in the appeals phase in the Courts of Justice of Sao Paulo, Parana and Santa Catarina, and two of these claims are in the Appeal Court of the State of Sao Paulo. We have made no provision in this respect. Based on the opinion of our external counsel, that the likelihood of an unfavorable outcome relating to these claims is remote.

      Certain of our operating subsidiaries are currently defending a lawsuit brought by the Escritorio Central de Arrecadacao e Distribuicao (Central Collection and Distribution Office, or "ECAD"). ECAD is an entity authorized to enforce copyright laws relating to musical works. ECAD filed a lawsuit in 1993 against all pay television operators in Brazil seeking to collect royalty payments in connection with musical works broadcast by pay television operators in Brazil. ECAD is seeking a judgment award of 2.55% of all past and present revenues generated by pay television operators in Brazil. The suits are currently being submitted to the Superior Court of Justice ("STJ") in order to determine whether ECAD is entitled to benefit from the copyrights relating to musical works broadcast on pay television. Suits were filed against TVA Sul in the Civil Court of Curitiba and against TVA Brasil Radioenlaces Ltda. in the Civil Court of Sao Paulo. In the suit against TVA Sul, TVA Sul has obtained an initial ruling in its favor. The suit against TVA Brasil Radioenlaces Ltda. is currently awaiting judgment. Management believes, based on the opinion of our external counsel, that the likelihood of an unfavorable outcome relating to these claims is remote. In addition, the Second Section of the STJ recently denied ECAD's claim against Uniao de Cinemas Ltda. Management believes this decision indicates a consolidation of the STJ's jurisprudence contrary to ECAD's claims.

Abril Pledge

      In order to fulfil certain obligations of Editora Abril S.A. in connection with the non-convertible debentures issued by Editora Abril S.A. on October 19, 2001, Abril Comunicacoes S.A. granted to the debenture holders of Editora Abril S.A., a pledge ("caucao") of its shares in us, which represents 62.2% of our outstanding common shares.

      This pledge is still in full force. The debentures of Editora Abril S.A. will mature on August 1, 2005.

Abril Capital Increase

      In the first half of 2004, Abril's board of directors has approved a capital increase in us. This amount corresponds to existing indebtedness between us and Abril which will be cancelled once the capital increase is effected. Accordingly, it will not be available for use in future investments by us. The issue will be submitted to our board of directors for decision in the second half of 2004.

Outstanding Debt

      As of June 30, 2004, our indebtedness was approximately US$97,315 of which US$55,602 consists of obligations to third parties (principally the old notes) and US$41,140 consists of indebtedness under the Abril Credit Facility, a revolving credit facility effective December 6, 1995 (the "Abril Credit Facility") with Editora Abril S.A. as the lender, which allows us to draw down amounts not to exceed a maximum aggregate principal amount of R$60,000,000.

Tax recovery program

      On April 5, 2000, we and our subsidiaries opted to participate inr the Government's Tax Recovery Program (REFIS), implemented by Decree No. 3,342 dated January 25, 2000, later converted into Law No. 9,964 dated April 10, 2000. In addition, our indirect subsidiary TVA Sistema de Televisao S.A. used its credits for tax loss carryforwards amounting to $5.3 million for amortization of interest and fines. As guarantee of the payment of the debts included in the program, TVA Sistema de Televisao S.A. pledged property with an aggregate value of $5.3 million as collateral.

      On July 31, 2003, certain of our subsidiaries, including TVA Sistema de Televisao S.A., through a protocol filed with the Federal Revenue Service, opted for the Federal Tax Financing Program (PAES), established by Law

No. 10,684 dated May 30, 2003. The main reasons for this action were the extension of maturity dates, refinancing through PAES (special installment program), inclusion of new taxes, and the use of TJLP (long-term interest rate) for monetary restatement. Management believes that this payment will be made in approximately 135 monthly installments, adjusted by TJLP.

Related Party Transactions

      We have engaged in a significant number and variety of related party transactions, including, without limitation, the transactions described below. Although we believe such transactions are conducted on an arm's-length basis, we have not performed any studies or analyses to determine whether the terms of past transactions with related parties have been equivalent to arm's-length transactions and cannot state with any certainty the extent to which such transactions are comparable to those which might have been obtained from a non-affiliated third party.

Editora Abril Service Agreement

      In January 2002, pursuant to a service agreement with our affiliate Editora Abril S.A., we outsourced a number of administrative services, including payroll, human resources, accounting, tax, finance and legal services, to Editora Abril, for which we pay to Editora Abril S.A. an average annual fee of approximately US$2.6 million.

Publishing and Advertising

      We publish a monthly programming guide detailing our programming options in a given month. In connection with this magazine, TVA Sistema has entered into an agreement with Abril, dated September 1992, pursuant to which Abril publishes approximately 200,000 copies of our monthly programming guide in return for an average annual payment of approximately US$110,000. TVA Sistema and Abril also have a reciprocal advertising agreement in which we publish advertisements for Abril in our monthly magazine in exchange for advertisements in the magazines published by Abril.

Abril Credit Facility

      We are the borrower under the Abril Credit Facility, a revolving credit facility effective December 6, 1995 with Editora Abril S.A. as the lender, which allows us to draw down amounts not to exceed a maximum aggregate principal amount of R$60,000,000. Since June 1996, we have from time to time requested, and Abril has provided, funding in excess of the aggregate maximum principal amount. The loans provided under the Abril Credit Facility are denominated in reais, unless the loan is a pass-through loan that Abril has funded in US dollars, in which case the loan is funded in a real-equivalent amount. Abril has agreed to use its reasonable commercial efforts to obtain the lowest possible interest rates for its loans to us under the Abril Credit Facility. In the second half of 2004 or in 2005, we intend to capitalize our indebtedness under the Abril Credit Facility, which will significantly reduce our total outstanding indebtedness. The aggregate principal amount outstanding under the Abril Credit Facility was US$41.1 as of June 30, 2004 as of the date of this prospectus.

Service Agreement with Licenseholders

      Pursuant to a service agreement dated July 22, 1994, Abril Comunicacoes S.A., TVA Brasil and TV Show Time (the "Licenseholders") agreed to transfer to us all the rights and benefits associated with their current and future pay-television licenses, with the exception of licenses operated by companies in which we have minority interests. While the Licenseholders retained the title to the licenses, the Licenseholders promised to take all steps necessary to transfer the title of the licenses to us. These steps included the appropriate procedures required by the Ministry of Communications and other governmental authorities regulating the transfers. The transfer of the title to such licenses is currently either pending, subject to approval by the Ministry of Communications, or waiting for the passage of certain statutory or regulatory waiting periods.

Exchange Rate

      As of September 24, 2004, the Commercial Market selling rate published by the Brazilian Central Bank was R$2.8735 per US$1.00.

      The following table sets forth the reported high and low Commercial Market Selling rates for US dollars for the months indicated:

                                                       Average      Period End
                                                    -----------    ------------
January 2004.....................................     2.851800       2.940900
February 2004....................................     2.930300       2.913800
March 2004.......................................     2.905500       2.908600
April 2004.......................................     2.906000       2.944700
May 2004.........................................     3.100400       3.129100
June 2004........................................     3.130200       3.118300
July 2004........................................     3.036800       3.026800
August 2004......................................     3.002900       2.933800
September 2004 (through September 24)............     2.898700       2.873500

--------------------------
Source: Brazilian Central Bank.

                                  RISK FACTORS

      You should carefully consider the following risks and uncertainties, the risk factors described in our 2003 Form 20-F/A under the heading "Risk Factors," and the other information appearing elsewhere in this prospectus before making a decision regarding the transactions relating to the exchange offer. Additional risks and uncertainties that we currently consider immaterial and risks and uncertainties generally applicable to companies that have undertaken similar exchange offerings may also impair our business, results of operations, the value of our securities, including the old notes and the new notes and our ability to meet our financial obligations and our ability to consummate the exchange offer.

      For purposes of this section, when we state that a risk, uncertainty or problem may, could or would have an "adverse effect" on us, we mean that the risk, uncertainty or problem may, could or would have an adverse effect on our business, financial condition, liquidity, results of our operations or prospects, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this section as having a similar meaning.

Risks Relating to Us

We have incurred substantial operating losses and there is doubt about our ability to continue as a going concern.

      Since our inception in 1989, we have been developing our businesses and continue to sustain substantial operating losses due primarily to insufficient revenue with which to fund build-out, interest expense and charges for depreciation and amortization. Net losses incurred have been funded principally by capital contributions from shareholders, borrowings under shareholder loans, dispositions of non-strategic assets, bank loans and other borrowings made from time to time. Our management has undertaken efforts to generate the cash flow necessary to meet our cost structure, including the sale of non-strategic assets, the reduction of indebtedness and internal cost-cutting measures.

      Our consolidated financial statements for the year ended December 31, 2003 and the six months ended June 30, 2004 have been prepared assuming that we will continue as a going concern. As discussed in Note 1.2 to our financial statements for the year ended December 31, 2003, our recurring losses from operations, working capital deficiency and shareholder deficit raise substantial doubt about our ability to continue as a going concern. In this regard, managements' plans include: (i) increasing our subscriber base and implementing technological upgrades to our pay television networks; (ii) streamlining our principal operating procedures to increase productivity and profitability; (iii) the continuation of a cost reduction program which was initiated in 2002; (iii) adjusting our capitalization (including indebtedness) to provide for long term growth and stability and (iv) sales of non-strategic assets and the discontinuation of noncompetitive businesses. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If the offering fails and we are unable to exchange the old notes for the new notes, involuntary bankruptcy proceedings may be imposed upon us.

      We do not have cash on hand to make principal payments on the old notes at their current maturity. As of June 30, 2004, our total consolidated bank and financial debt amounted to R$174,563 and US$56,175. If this exchange offer fails, we are unlikely to be able to pay the principal on the old notes. Our assets are currently insufficient to repay our creditors. While any liquidation proceeding is pending, our ability to operate or manage our business, to retain employees and to continue to pay for the programming and equipment required to conduct our operations will be materially adversely affected. We believe that the ability of our creditors to recover their claims will diminish significantly if the offering fails and they are forced to participate in a bankruptcy proceeding.

If a sufficient number of holders of old notes do not participate in the exchange offer, our wholly-owned subsidiary, TVA Communications Ltd. will renegotiate the terms of the old notes it holds and compete with non-affiliated holders for available funds.

      As a condition to the offering, which we may waive at any time, holders of old notes in the aggregate principal amount of at least 95% of the principal amount of US$48,022,000 held by non-affiliates of ours must exchange their old notes for new notes pursuant to the offer. In the event this minimum threshold is met, we intend to exchange the old notes that TVA Communications Ltd. holds in the amount of US$201,978,000 on terms that are materially less favorable to TVA Communications Ltd. than those offered to the other holders of old notes hereby. In the event this minimum threshold is not met, we do not currently intend to exchange the old notes held by TVA Communications Ltd. on terms that are materially less favorable to TVA Communications Ltd. than this offer. In that event, we may elect to treat TVA Communications Ltd. and the other holders of the old notes in the same manner, which we anticipate will be materially less favorable than the terms offered in this exchange offer.

We may be subject to Brazilian withholding tax in connection with the exchange offer.

      Pursuant to an exemption provided under Brazilian tax law for notes issued on or prior to December 31, 1999, payments in respect of the old notes will not be subject to withholding taxes imposed by Brazil provided that the old notes are not redeemed prior to November 26, 2004. Notes of the nature of the new notes which are issued by Brazilian companies such as ourselves after December 31, 1999 would ordinarily be subject to Brazilian withholding income tax on payments in respect of interest (including original issue discount), fees, commissions, expenses, and any other income at a rate of 15% or such other lower rate as provided for in any applicable tax treaty between Brazil and another country. In the event the recipient of the payment is domiciled in a tax haven jurisdiction, as defined by Brazilian tax regulations, the rate would be 25%, except for payments related to debt securities registered with the Brazilian Central Bank, such as the new notes, which rate is also subject to a 15% rate in accordance with Normative Act SRF 252 of 2002. Based on the interpretation of recent provisions of Law 10925, of 2004 take the position for tax reporting purposes, that the consummation of the exchange offer and the issue of the new notes constitute a constructive extension of the maturity date of the old notes. On this basis, we believe that payments in respect of the new notes will not be subject to withholding taxes imposed by Brazil. In any event, under the terms of the new notes we have agreed to pay any additional amounts in respect of Brazilian withholding taxes as will result in receipt by the holders of the new notes of such amounts as would have been received by them had no such withholding or deduction been required. However we anticipate that the need to pay such additional amounts to the holders of the new notes in these circumstances would materially adversely affect our financial position and our ability to service payments on the new notes. For more information, see "Income Tax Considerations--Brazil."

We must have capital available in order to successfully complete the launch of digital services for our cable and MMDS customers, a step which is important to ensure the success of our future operations.

      Our business strategy as a company is dependent on the successful launch of digital services for our cable and MMDS customers. Management estimates that US$2.5 million in capital expenditures will be required in order to complete this technological upgrade to digital services for our MMDS customers in Sao Paulo, and an additional US$7.0 million will be necessary to expand the digital services to our MMDS customers in Rio de Janeiro. We have made significant investments in both cable and MMDS digital technologies, and our financial condition would be materially adversely affected if we cannot make the required additional capital expenditures and realize a return on these investments.

A completed exchange offer may increase and prolong your exposure to certain risks and uncertainties.

      Our debt obligations would continue to be exposed to many of the risks described in these "Risk Factors" even after a completed offering. The new notes have extended maturities in comparison to the old notes, thereby exposing our creditors to these risks for a longer period of time than would otherwise occur under the terms of the old notes.

Voice over Internet Protocol is an uncertain regulatory area, and changes in regulation may affect our ability to succeed in this market.

      Voice over Internet Protocol (VoIP) is a new industry in Brazil, and the regulatory environment with respect to this technology is still uncertain. Changes in the regulation of our business activities with respect to VoIP, including decisions by regulators affecting our operations (such as the granting or renewal of licenses or decisions as to the telephone rates we may charge our customers) or changes in interpretations of existing regulations by courts or regulators, could adversely affect our ability to succeed in the VoIP market and hurt our financial position. Any new regulations could have a material adverse effect on the VoIP industry as a whole and on us in particular.

We may not be able to broadcast Brazilian soccer due to certain exclusivity rights with respect to this programming enjoyed by one of our chief competitors.

      Soccer is the most popular sport in Brazil, and many cable subscribers consider soccer programming to be an important part of their pay television services. As of the date of this prospectus, we are unable to broadcast Brazilian soccer programming because a competitor has obtained exclusive rights to Brazilian soccer programming. One of our chief competitors operates cable systems in the metropolitan areas of Sao Paulo, Rio de Janeiro, Curitiba and Florianopolis and an MMDS system in Curitiba. In each of these areas, their cable systems have more subscribers than our cable systems due to their larger networks (but equivalent penetration rates). We are challenging before Conselho Administrativo de Defesa Economico, the Brazilian antitrust authority, certain exclusivity rights with respect to Brazilian soccer programming enjoyed by this competition. If we cannot obtain the right to soccer programming, we believe that our ability to grow is likely to be adversely affected.

We must experience growth in our subscriber base in order to sustain our business operations and prospects.

      Over the past three years, we have pursued a strategy of reduction of the number of unprofitable customers, allowing us to improve the programming and customer service that we are able to provide to profitable customers. In order for us to sustain our business operations and prospects, we must experience growth in our subscriber base during the remainder of 2004 and the ensuing years. We cannot assure you that we will experience growth in our subscriber base, or that the rate of growth will be sufficient to allow us to continue our operations.

Because we have engaged in a significant number of related party transactions, our financial statements may not be truly representative of our financial position.

      We have engaged in a significant number and variety of related party transactions, including, without limitation, transactions with respect to administrative services, including payroll, human resources, accounting, tax, finance and legal services; publishing and advertising; financing transactions; and licenses. Although we believe such transactions are conducted on an arm's-length basis, we have not performed any studies or analyses to determine whether the terms of past transactions with related parties have been equivalent to arm's-length transactions and cannot state with any certainty the extent to which such transactions are comparable to those which might have been obtained from a non-affiliated third party. Our financial statements therefore may not accurately reflect such costs and if we were to be unable to obtain these services from our affiliates, our financial position may be adversely affected.

Risks Relating to the Notes

The absence of an established market for the new notes may affect the ability of holders to sell their new notes in the future and may affect the price they would receive if such sale were to occur.

      The new notes are new securities for which there is currently no established market, and we cannot assure you that one will develop. We also cannot assure you as to the liquidity of any market for the new notes.

      As stated above, it is a condition to the offering, which we may waive at any time, that holders of old notes in the aggregate principal amount of at least 95% of the outstanding principal amount of US$48,022,000 held by non-affiliates must exchange their old notes for new notes pursuant to the offer. However, because we have the right to waive this condition and issue a reduced aggregate principal amount of new notes, there can be no assurance as to the aggregate principal amount of new notes that will be outstanding after the exchange offer. If only a limited aggregate amount of new notes is outstanding at any time, the liquidity and trading value of the new notes may be adversely affected.

Holders of old notes who do not tender their old notes in the exchange offer will have less ability to trade their old notes.

      Because the market in the old notes will be significantly reduced after consummation of the exchange offer, holders of these old notes may experience difficulty trading their old notes. If only a limited aggregate principal amount of the old notes is outstanding at any time, the liquidity and trading value of the old notes may be adversely affected. There can be no assurance regarding whether a market will remain for the old notes, the ability of the holders of the old notes to sell them or the prices for which holders may be able to sell their old notes.

Developments in other countries may affect the market price of Brazilian securities.

      The securities of Brazilian issuers have been influenced by economic and market conditions in other countries, especially other emerging market countries. Since the end of 1997, and in particular during 2001 and 2002, the international financial markets have experienced significant volatility as a result of economic problems in various emerging market countries, including the recent economic crisis in Argentina. Investors subsequently have had a heightened risk perception for investments in such market. As a result, in some periods Brazil has experienced a significant outflow of US dollars and Brazilian companies have faced higher costs for raising funds, both domestically and abroad, and have been impeded from accessing international capital markets. We cannot assure investors that international capital markets will remain open to Brazilian companies, including us, or that prevailing interest rates in these market will be advantageous to us and our ability to obtain additional financing on acceptable terms or at all. As a consequence, the market value of our securities may be adversely affected by these or other events outside of Brazil.

Changes in Brazilian tax laws may have an impact on the taxes applicable to the disposition of the notes.

      According to Law 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by non-residents of Brazil, whether to other non-residents of Brazil or Brazilian residents and whether made within or outside Brazil is subject to taxation in Brazil. Although we believe that the notes do not fall within the definition of assets located in Brazil for the purposes of Law 10,833, considering the general and unclear scope of Law 10,833 and the absence of judicial guidance in respect thereof, we are unable to predict how the scope of Law 10,833 would be interpreted in the courts of Brazil.

We may not be able to make payments in US dollars.

      In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves. The Brazilian government has responded by restricting the ability of Brazilian or foreign persons or entities to convert reais into foreign currencies generally and US dollars in particular. The Brazilian government may institute a restrictive exchange control policy in the future. A restrictive exchange control policy could prevent or restrict our access to US dollars to meet our US dollar obligations and also could have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Brazilian economy.

Judgments of Brazilian courts enforcing our obligations under the notes or the indenture relating to the old notes or the indenture relating to the new notes would be payable only in reais.

      If proceedings were brought in Brazil seeking to enforce our obligations under the notes or the indenture relating to the old notes or the indenture relating to the new notes, we would not be required to discharge our obligations in a currency other than reais. Under the Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than reais, which is payable in Brazil, may only be satisfied in reais at the rate of exchange, as determined by the Central Bank, in effect on the date of payment. Accordingly, in case a declaration of bankruptcy is made against us, all credits denominated in foreign currencies shall be converted into reais at the prevailing rate on the date of such declaration. Special authorization by the Central Bank shall be required for the conversion of such reais-denominated amounts into US dollars and for its remittance abroad.

Book-entry registration.

      Because transfers and pledges of global notes can be effected only through book entries at DTC, the liquidity of any secondary market for global notes may be reduced to the extent that some investors are unwilling to hold notes in book-entry form in the name of a DTC participant. The ability to pledge global notes may be limited due to the lack of a physical certificate. Beneficial owners of global notes may, in certain cases, experience delay in the receipt of payments of principal and interest since such payments will be forwarded by the paying agent to DTC who will then forward payment to the respective DTC participants, who will thereafter forward payment directly, or indirectly through Euroclear or Clearstream, to beneficial owners of the global notes. In the event of the insolvency of DTC or of a DTC participant in whose name global notes are recorded, the ability of beneficial owners to obtain timely payment and (if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded, or if such coverage is otherwise unavailable) ultimate payment of principal and interest on global notes may be impaired.

The notes will be subordinated to certain statutory liabilities.

      Under Brazilian law, our obligations under the notes and the indenture relating to the old notes and the indenture relating to the new notes are subordinated to certain statutory preferences. In the event of our bankruptcy, such statutory preferences, such as claims for salaries, wages, social security and other taxes, court fees and expenses, will have preference over any other claims, including claims by any investor under the notes.

                           FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management, and on information currently available to us. Forward-looking statements include statements regarding the intent, belief or current expectations of our or our directors or executive officers with respect to, but not limited to:

      Forward-looking statements also include information concerning possible or assumed future results of operations of ours set forth under "Summary" and "Risk Factors," as well as statements preceded by, followed by, or that include the words "believes," "may," "continues," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions because they relate to future events and therefore depend on circumstances that may or may not occur in the future. Our future results and shareholder values may differ materially from those expressed in or suggested by these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

      Investors should understand that the following important factors, in addition to those discussed in this prospectus, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements:

      o     the performance of the Brazilian economy generally;

      o the levels of exchange rates between Brazilian and foreign currencies;

      o     the telecommunications policy of Brazil's federal government;

      o the receipt of additional, and/or the revocation of our existing, governmental approvals, licenses and concessions;

      o     the cost and availability of financing;

      o     the availability of qualified personnel;

      o     the business abilities and judgment of our personnel;

      o the emergence of new technologies and the response of our customer base to those technologies;

      o     acquisitions by us of other companies;

      o ability to keep investing in new technologies, in particular having capital to launch new digitial services for our cable and MMDS customers; and

      o     other factors discussed under "Risk Factors."

                                 USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The selected financial data as of June 30, 2004 and 2003 have been derived from, and should be read in conjunction with, our Interim Unaudited Financial Statements for the six-month periods ended June 30, 2004 and June 30, 2003 included in this prospectus.

      As required by Brazilian law, and in accordance with local accounting practices, our financial records and our subsidiaries financial records are maintained in the applicable Brazilian currency (the real). However, the financial statements are presented in US dollars in accordance with US GAAP. In order to prepare the Unaudited Interim Financial Statements, our accounts have been translated from reais, on the basis described in Note 2.1 to the Unaudited Interim Financial Statements included herein. Because of the differences between the evolution of the rates of inflation in Brazil and the changes in the rates of devaluation, amounts presented in US dollars may show distortions when compared on a period-to-period basis.

                                                                  Six Months Ended June 30,
                                                                   2004              2003
                                                                 --------          ---------
                                                                    (Dollars in thousands)
Consolidated Statement of Operation:
Gross revenues
    Monthly subscriptions                                          44,507             38,857
    Installation                                                      581                675
    Advertising                                                     1,622                923
    Additional services and others (a)                              2,425              1,897
    Taxes on revenues (b)                                          (6,868)            (6,233)
Total net revenue                                                  42,267             36,119
                                                                 --------          ---------
    Direct operating expenses (c)                                  19,777             19,574
    Selling, general and administrative expenses                   10,234             10,937
    Depreciation and amortization                                  12,072             11,531
    Other operating expense (income), net                          (6,291)             1,342
                                                                 --------          ---------
Total operating expenses                                           35,792             43,384
                                                                 --------          ---------
Operating loss from continuing operations                           6,475             (7,265)
Nonoperating (income) expenses
    Interest expense                                               10,652              8,653
    Foreign Currency transaction loss, net                          4,327            (12,833)
    Other nonoperating expenses (income), net (d)                    (241)                (8)
    Income tax expense (income)                                    (6,625)            19,911
    Equity in (income) losses of affiliates, net (e)                  468               (439)
                                                                 --------          ---------
Net income (loss)                                                  (2,106)           (22,549)
                                                                 ========          =========

                                                      Six Months Ended June 30,
                                                          2004         2003
                                                       --------     --------
Other data:
Purchase of property, plant and equipment                 4,281        3,772

Ratio of earnings to fixed charges (h)                       --           --

Cash Flow Data:
Net cash provided by (used in) operating activities      10,037       (1,740)
Net cash provided by (used in) investing activities      (4,281)      (3,877)
Net cash (used in) provided by financing activities      (3,242)       3,925

Selected Operating Data:
Pay TV
Number of Subscribers (f)                               287,140      287,108
Average monthly revenue per Subscriber (g)                25.14        22.16
Internet Broadband - Residential
Number of Subscribers (g)                                22,972       15,796
Average monthly revenue per Subscriber (f)                26.07        25.01
Internet Broadband - SOHO
Number of Subscribers (g)                                 1,688        1,136
Average monthly revenue per Subscriber (g)               155.81       145.38

                                                       June 30     December 31
                                                      ---------   -------------
                                                         2004         2003

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents                                   797          292
Property, plant and equipment, net                       62,602       76,317
Total assets                                             93,637      107,931
Loans payable to related companies                       41,140       39,712
Redeemable Common Stock                                  24,019       24,201
Long-term liabilities                                    66,398       69,380
Total shareholders' deficit                             (87,327)     (89,431)

--------------------
Notes to Selected Financial and Other Data

(a) Includes Advertising and Other revenues (such as cable modem fee, frequencies lease, wholesale, technical assistance).

(b) Represents various non-income based taxes paid on certain of the Company's gross revenue items with rates ranging from 3.65% to 15.15%.

(c) Represents costs directly related to the subscriber base and new installations evolution.

(d)   Includes interest income and minority interest.

(e) Represents the Company's pro rata share of the net loss or income of its equity investments.

(f)   Represents the number of subscribers as of the last day of each period.

(g) Average monthly revenue per subscriber refers to the average monthly subscription fee as of the last day of each period.

(h) For the six-month periods ended June 30, 2004 and 2003, earnings were insufficient to cover fixed charges by $8,136 and $2,966, respectively. In calculating the ratio of earnings to fixed charges, earnings represents pre-tax net loss before minority interest, equity in (losses) income of affiliates, plus fixed charges. Fixed charges consists of interest expense.

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

      The following discussion should be read in conjunction with, and is qualified in its entirety by reference to (i) Tevecap's Audited Financial Statements (including the notes thereto) included in the Annual Statement as filed with the Securities and Exchange Commission on Form 20-F/A on September 27, 2004, and (ii) Tevecap's Unaudited Financial Statements for the six-month periods ended June 30, 2004 and June 30, 2003 included herein. Tevecap's financial statements have been prepared in accordance with generally accepted accounting principles in the United States. For the purposes of the following discussion, all dollar amounts, with the exception of average installation and subscriber fees, are set forth in US dollars.

Overview

      We are one of Brazil's primary pay television programming distributors, as well as a provider of internet broadband services. Because our pay television business is more mature than our internet business, our internet business may grow faster and generate a greater percentage of our revenues in coming years. In addition, we plan to launch voice over internet protocol (VoIP) services in the fourth quarter of 2004. As we introduce and develop this new VoIP business, it may grow faster than our existing businesses and the relationship of revenue to expenses described herein may not be indicative of future results.

Consolidated Statements of Operations Data for the Six Months Ended June 30, 2004 Compared to the Six Months Ended June 30, 2003

                                                                       Six Months Ended June 30,
                                                     ----------------------------------------------------------------
                                                                 2004                              2003
                                                     ----------------------------      ------------------------------
                                                                       % of Net                           % of Net
                                                        Amount          Revenue           Amount           Revenue
                                                     ------------     -----------      ------------      ------------
                                                     (Dollars in                       (Dollars in
                                                      thousands)                        thousands)
Gross revenues
Monthly subscriptions                                   44,507           105.3%            38,857           107.6%
Installation                                               581             1.3%               675             1.9%
Additional services and others                           4,047             9.6%             2,820             7.8%
Taxes on Revenue                                        (6,868)          (16.2)%           (6,233)          (17.3)%
                                                       -------           -----            -------           -----
Net revenue                                             42,267           100.0%            36,119           100.0%
                                                       -------           -----            -------           -----
Direct operating expenses                               19,777            46.8%            19,574            54.2%
Selling, general and administrative expense             10,234            24.2%            10,937            30.3%
Depreciation and amortization                           12,072            28.6%            11,531            31.9%
Other operating (income) expense, net                   (6,291)          (14.9)%            1,342             3.7%
                                                       -------           -----            -------           -----
Total operating expenses                                35,792            84.7%            43,384           120.1%
                                                       -------           -----            -------           -----
Operating income (loss)                                  6,475            15.3%            (7,265)          (20.1)%
                                                       -------           -----            -------           -----
Interest income                                           (368)           (0.9)%             (119)           (0.3)%
Interest expense                                        10,652           25,2%              8,653            24.0%
Foreign currency transaction (gain) loss, net            4,327            10.2%           (12,833)          (35.5)%
Minority interest                                          127             0.3%               111             0.3%
Income taxes (a)                                        (6,625)          (15.6)%           19,911            55.1%
Equity in losses (income) of affiliates, net               468             1.1%              (439)           (1.3)%
                                                       -------           -----            -------           -----
Net income (loss)                                       (2,106)           (4.9)%          (22,549)          (62.4)%
                                                       =======           =====            =======           =====

--------------------
(a) Includes provision for income taxes in 2004 due to foreign currency gain in respect of the old notes.

      The table below sets forth the number of our cable and MMDS subscribers at June 30, 2004 and June 30, 2003.

      Cable/MMDS Subscribers                      June 30, 2004    June 30, 2003
                                                  -------------    -------------

      MMDS(a) ..................................      102,480          109,207
      Cable ....................................      184,660          177,901

      Paid subscribers awaiting installation ...          455              838
                                                      -------          -------
      Total ....................................      287,595          287,946
                                                      =======          =======

--------------------
(a)   Includes UHF subscribers

      The table below sets forth the number of our internet subscribers at June 30, 2004 and June 30, 2003.

      Internet Subscribers                        June 30, 2004    June 30, 2003
                                                  -------------    -------------

      Ajato (a) ................................      24,660           16,932
      Paid subscribers awaiting installation ...         205              211
                                                      ------           ------
      Total ....................................      24,865           17,143
                                                      ======           ======

---------------------
(a) Excludes subscribers that formerly subscribed separately to Acesso for internet access and who now receive both internet access and internet service through Ajato.

      Gross revenues. Gross revenues consist primarily of monthly subscription revenue (which principally consists of monthly fees paid by subscribers to us for programming services, including equipment use), installation revenue and additional services and others (which consists of advertising revenues and other revenues).

      Pay Television. Gross revenues from pay television services increased from
32.1 million in the six months ended June 30, 2003 to 37.7 million in the six months ended June 30, 2004, an increase of 17.6%.

      Internet. Our residential and corporate internet subscriber base increased by approximately 54.0% in the six month period ended June 30, 2003 and 45.0% in the six month period ended June 30, 2004 due to our strategy of providing various upgrade offers (bundling) that favorably impacts our churn rates. Gross revenues from internet services increased from 4.0 million in the six months ended June 30, 2003 to 4.6 million in the six months ended June 30, 2004, an increase of 12.7%.

      Monthly subscriptions. Monthly subscription revenue for the six months ended June 30, 2004 was US$44.5 million, an increase of 14.7%, as compared to US$38.8 million for the same period in 2003. The increase in revenue, in spite of the stability in the number of our pay television subscribers, was due to the large growth in our internet subscriber base and increases for our television programming in real terms various market segments through tiered programming options. The average monthly subscription price during the six months ended June 30, 2004 was US$23.48 for MMDS service, US$26.06 for cable service, US$26.07 for residential internet service and US$155.81 for corporate internet service, as compared to US$21.12, US$22.80, US$25.01 and US$145.38, respectively, for the six months ended June 30, 2003. The average increase in monthly subscription price between June 30, 2003 and June 30, 2004 was 13.4% in US dollar terms and 4.8% in reias terms for pay television service (including both MMDS and cable), 4.2% in US dollar terms and (3.75%) in reais terms for residential internet service, and 7.2% in US dollar terms and (1.0%) in reais terms for corporate internet service.

      Installation. Installation revenue for the six months ended June 30, 2004 was US$581,000, as compared to US$675,000 for the same period in 2003, a decrease of US$94,000 or 13.9%. This decrease was primarily due to our strategy of slightly reducing installation fees in order to attract more subscribers. The average installation fee during the six months ended June 30, 2004 was US$20.61 for MMDS service and US$14.51 for cable service, as compared to US$26.32 and US$15.50, respectively, during the six months ended June 30, 2003. The average installation fee for internet sales was US$7.75 in the six months ended June 30, 2004, as compared to US$15.57 in the six months ended June 30, 2003.

      Additional services and other revenues. Additional services and other revenues for the six months ended June 30, 2004 was US$4.0 million, as compared to US$2.8 million for the same period in 2003, an increase of 43.5%. The increase was primarily as a result of an increase in advertising revenue from US$923,000 in the first half of 2003 to US$1.6 million in the first half of 2004 representing an increase of 75.7%, primarily due to the outsourcing of our advertising requirements to Editora Abril and increased activity in the advertising market. Other revenue increased from US$1.9 million in the first half of 2003 to US$2.4 million in the first half of 2004, principally due to the increase in the Internet subscriber base and subscription revenues.

      Taxes on revenues. Taxes on revenue consist of a 3.65% tax on advertising revenue and a 15.15% tax on revenues other than advertising revenue. Taxes on revenue for the six months ended June 30, 2004 were US$6.9 million, as compared to US$6.2 million for the same period in the prior year, an increase of 10.2%. The increase in taxes on revenue is attributable to our increase in revenues. Taxes on revenue as a percentage of gross revenues were 14.0% in the six month period ended June 30, 2004, as compared to 14.7% in the six month period ended June 30, 2003.

Net revenue

      Net revenue for the six months ended June 30, 2004 was US$42.3 million, as compared to US$36.1 million for the same period in 2003, an increase of US$6.2 million or 17.0%.

Direct operating expenses

      Direct operating expenses include expenses in connection with payroll and benefits for non-administrative employees, programming, technical assistance, TVA magazine, pole rental and other operations. These expenses are variable and related to the subscriber base evolution and are also dependent on the type of service subscribers select. Direct operating expenses for the six months ended June 30, 2004 were US$19.8 million, as compared to US$19.6 million for the same period in 2003, an increase of US$203,000, or 1.0%. As a percentage of net revenues, direct operating expenses represented 46.8% in the first half of 2004, as compared to 54.2% in the first half of 2003. This relative decrease in direct operating expenses demonstrates the positive results of our restructuring efforts with gains in productivity being incorporated into our cost structure.

Selling, general and administrative expenses

      Selling, general and administrative expenses include payroll and benefits for administrative & selling employees, advertising and promotion expense, rent, and other general and administrative expenses. Selling, general and administrative expenses for the six months ended June 30, 2004 were US$10.2 million, as compared to US$11.0 million for the same period in 2003, a decrease of US$703,000 or 6.4%, due to reduction in our allowance for doubtful accounts provision (as credit conditions in the market improved) and the impact of the continuous cost cutting program that we implemented since 2002.

      Payroll and benefits expense for selling and administrative employees increased from US$2.1 million in the first half of 2003 to US$2.7 million in the first half of 2004, an increase of US$638,000, or 30.5%, largely due to the new structure in our commercial area established to support new sales level and segmented channels. Advertising and promotion expense increased from US$1.3 million in the first half of 2003 to US$1.9 million in the first half of 2004, an increase of US$564,000 or 43.5%, due to sales increases and a new communication and institutional strategy. Rent and other general and administrative expenses were significantly reduced in the first half of 2004 due to the favorable impact of our cost cutting program.

Depreciation and amortization

      Depreciation and amortization includes depreciation of systems, equipment and installation materials and amortization of concessions. Depreciation and amortization for the six months ended June 30, 2004 was US$12.1 million, as compared to US$11.5 million for the same period in 2003, an increase of US$541,000 due primarily to the increase in our capital expenditure.

Other operating (income) expense, net

      We recorded other operating income for the six months ended June 30, 2004 of US$6.3 million as compared to other operating expenses of US$1.3 million for the same period in 2003 due to the sale of Canbras authorized by Anatel in June, for which we recorded a gain of US$8.7 million.

Operating (income) loss

      Operating loss for the six months ended June 30, 2004 was US$6.5 million (positive) compared to US$7.3 million (negative) for the same period in 2003, an increase of US$13.7 million.

Interest income

      Interest income for the six months ended June 30, 2004 was US$368,000, as compared to US$119,000 for the same period in 2003, an increase of US$249,000 or 209.2%.

Interest expense

      Interest expense for the six months ended June 30, 2004 was US$10.7 million, as compared to US$8.7 million for the same period in 2003, an increase of US$2.0 million, principally attributable to an increase in the prime interest rates in Brazilian.

Foreign currency transaction (income) loss, net

      Foreign currency transaction income increased from a loss of US$12.8 million in the six months ended June 30, 2003 to income of US$4.3 million in the six months ended June 30, 2004 as a result of the depreciation of the real against the dollar of 7.6% during the six months ended June 30, 2004 compared to an appreciation of 18.7% during the six months ended June 30, 2003.

Minority interest

      Minority interest was US$127,000 for the six months ended June 30, 2004, as compared to US$111,000 for the same period in 2003, due to improvement in the operational figures in our Camboriu operation.

Income taxes

      Income taxes expense in the first half of 2003 were US$19.9 million compared to a benefit of US$6.6 million in the first half of 2004, primarily as a result of the depreciation of the real against the dollar in the first half of 2004. In 2003 the real appreciated against the dollar, and we recorded foreign currency gains which generated income tax expense. As the real depreciated in the first six months of 2004 against the dollar, we recorded income tax benefit.

Equity in (income) losses of affiliates, net

      For the six months ended June 30, 2004, equity in losses of affiliates was US$468,000, as compared to a gain of US$439,000 in the same period in 2003, a decrease of US$907,000 due to the impact of exchange rate variations on the results of impact over Canbras.

Net income (loss)

      Net loss for the six months ended June 30, 2004 was US$2.1 million, as compared to a net loss of US$22.6 million for the same period in 2003, an improvement of US$20.4 million or 90.6%.

Liquidity and Capital Resources

      Since inception, we have sustained losses primarily due to insufficient revenue to fund start-up costs, interest expense and charges for depreciation and amortization arising from the development of our pay television systems. As of June 30, 2004, we had cumulative net losses of US$540.1 million. During the periods under review, we required external funds to finance our capital expenditures and operating activities and make payments of principal and interest on our indebtedness. The sources of such funds have been as follows:
(i) borrowings from

Abril under the Abril Credit Facility, of which US$41.1 million was outstanding as of June 30, 2004, (ii) borrowings under short-term revolving credit facilities, of which US$7.6 million was outstanding as of June 30, 2004, (iii) net capital contributions of approximately US$516,487 from shareholders, and
(iv) the old notes, of which an aggregate principal amount of US$48,022 was outstanding to unaffiliated parties as of June 30, 2004.

      As of June 30, 2004, we had US$97.3 million of indebtedness outstanding, primarily consisting of the old notes in the aggregate principal amount of US$48.0 million, US$41.1 million outstanding under the Abril Credit Facility, and short-term revolving credit facilities in an aggregate principal amount of US$7.6 million. We will likely require capital for (i) the continued funding of losses and working capital requirements, (ii) the installation of equipment at subscribers' locations, (iii) the construction/maintenance of additional/existing transmission and headend facilities and related equipment purchases, (iv) the launching of digital services for MMDS customers and related expenses, (v) the development of our internet businesses and (vi) the payment of the principal amount of our indebtedness.

      We made purchases of fixed assets in the aggregate amount of US$4.3 million and US$3.8 million in the first half of 2004 and the first half of 2003, respectively. Management estimates that US$6.9 million of capital expenditures will be required in the second half of 2004, principally related to the launching of digital cable services, the maintenance of cable and MMDS networks and our subscriber base, the purchase of reception equipment (spare parts), which includes hardware, materials and labor used for new subscriber installations and decoders, and the development of our internet operations.

      Our principal sources of liquidity are borrowings under the Abril Credit Facility and our short-term revolving credit facility, together with net cash provided by operating activities. Our liquidity needs arise primarily from capital expenditures, debt service requirements and, during certain periods, the funding of our working capital requirements. Until sufficient cash flow is generated from operations to satisfy our liquidity needs, we will be required to utilize our current sources of debt funding to supplement our cash flow. We had approximately US$797.0 million of cash and cash equivalents as of June 30, 2004.

      For the six months ended June 30, 2004, net cash provided by operating activities was US$10.0 million. For the six months ended June 30, 2004, net cash used in investing activities was US$4.3 million, largely as the result of capital expenditures for the purchase of fixed assets of US$3.8 million. The purchases of fixed assets were principally related to the maintenance of cable and MMDS networks and the subscriber base, the purchase of reception equipment (spare parts), which includes hardware, materials and labor used for new subscriber installations , and the development of our internet operations. For the six months ended June 30, 2004, net cash used in financing activities was US$3.2 million, reducing our indebtedness levels.

      Our liquidity may also be adversely affected by statutory minimum dividend requirements, which are 25% of profits under applicable Brazilian law.

Trend Information

      Our results of operations for the six-months ended June 30, 2004 have been affected by Brazilian economic conditions. In the first half of 2004, the real depreciated by 7.6% to R$3.1075 per US$1.00 compared to December 31, 2003. During the first six months of 2004, the Brazilian economy performed favorably, with industrial production and GDP increasing in the first half of 2004 in comparison with the second half of 2003, impacting favorably the employment level and income levels in the economy. Our results of operations for the year ending December 31, 2004 will be influenced by Brazilian economic conditions and the roll-out of our new digital services.

Off-Balance Sheet Arrangements

      We do not have any off-balance sheet arrangements.

                            DESCRIPTION OF THE NOTES

      The following summary describes certain provisions of the new notes and the indenture relating thereto. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture and the new notes. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the indenture. You may obtain copies of the indenture and specimen notes upon request to the indenture trustee or the paying agent in Luxembourg at the addresses set forth under "Where you can find more information." References to "the Company" in this section refer to Tevecap S.A. and its Subsidiaries.

General

The new notes are to be issued under an Indenture, to be dated as of November 26, 2004 (the "Indenture"), between the Company, HSBC Bank USA, National Association, as Trustee (the "Trustee") and HSBC Bank USA, National Association, as Paying Agent, a copy of which is available upon request to the Company. The statements under this caption relating to the new notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the new notes is set forth under "Certain Definitions."

      Principal of, premium, if any, and interest on, the new notes will be payable, and the new notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New
York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

      The new notes will be issued only in fully registered form, without coupons, in denominations of US$1.00 and any integral multiple of US$1.00. No service charge will be made for any registration of transfer or exchange of new notes, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms Of The New Notes

      The new notes will be unsecured, senior obligations of the Company, limited to US$48,022,000 million aggregate principal amount, and will mature on November 26, 2009. Each new note will bear interest at the rate per annum shown on the front cover of this Prospectus from November 26, 2004 (the "Issue Date"), or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears in cash on May 26 and November 26 of each year commencing May 26, 2005 to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date. We will continue to make interest payments on the old notes, whether or not they are exchanged in the exchange offer, up to and including (but not beyond) November 26, 2004.

Redemption

(a) Scheduled redemption: Unless previously redeemed, or purchased or cancelled, each Note will be redeemed (subject as provided in subsection
      (b) below in three equal installments on the dates and in the amounts set out below (each an "Installment Amount"):

                  Scheduled Redemption Date                Installment Amount
      -----------------------------------------------    ----------------------

      November 26, 2007 (the "First Redemption Date")       US$16,007,333.33
      November 26, 2008 (the "Second Redemption Date")      US$16,007,333.33
      November 26, 2009 (the "Third Redemption Date")       US$16,007,333.34

(b)   Adustment of Installment Amounts:

      (i) If the Exchange Rate Increase with respect to the First Redemption Date is in excess of 0.3, then:

            (I) the Installment Amount due on the First Redemption Date shall be reduced by the US dollar equivalent of the Exchange Adjustment applicable to the First Redemption Date;

            (II) the Installment Amount due on the Second Redemption Date shall be increased by the amount which is equal to 50% of the US dollar equivalent of the Exchange Adjustment applicable to the First Redemption Date; and

            (III) the Installment Amount due on the Third Redemption Date shall be increased by the amount which is equal to 50% of the US dollar equivalent of the Exchange Adjustment applicable to the First Redemption Date.

      (ii) If the Exchange Rate Increase with respect to the Second Redemption Date is in excess of 0.4, then:

            (I) the Installment Amount due on the Second Redemption Date (as adjusted, if applicable, in accordance with subsection
                  (b)(i)(II) above) shall be reduced by the US dollar equivalent of the Exchange Adjustment applicable to the First Redemption Date; and

            (II) the Installment Amount due on the Third Redemption Date (as adjusted, if applicable, in accordance with subsection
                  (b)(i)(II) above) shall be increased by the US dollar equivalent of the Exchange Adjustment applicable to the Second Redemption Date.

(c) Optional Redemption. On any of the First Redemption Date, the Second Redemption Date, or the Third Redemption Date, the Company may redeem all of the new notes, at a redemption price of 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Additional Amounts

      All payments by the Company in respect of the new notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, fees or other governmental charges of whatever nature (and any fines, penalties or interest related thereto) (collectively, "Taxes") imposed or levied by or on behalf of the Federative Republic of Brazil or the successor jurisdiction (if any) of any paying agent or, in each case, any political subdivision thereof or taxing authority therein (each, a "Taxing Jurisdiction"), unless such withholding or deduction is required by law. In that event, the Company shall pay to each holder or new notes such additional amounts ("Additional Amounts") duly evidenced as may be necessary in order that every net payment made by the Company on each new note after deduction or withholding for or on account of any Tax imposed upon or as a result of such payment by the Taxing Jurisdiction will not be less than the amount then due and payable on such new note. The foregoing obligation to pay Additional Amounts, however, will not apply to: (i) any Tax which would not have been imposed, withheld or otherwise deducted but for the existence of any present or former connection between such holder of new notes (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation), on the one hand, and the Taxing Jurisdiction, on the other hand, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, or any other connection of any kind, other than the mere receipt of such payment or the ownership or holding of such new note;
(ii) any Tax which would not have been imposed, withheld or otherwise deducted but for the presentation by such holder of new notes for payment (where presentation is required) on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (iii) the extent that the Taxes would not have been imposed, withheld or otherwise deducted but for the failure of such holder of new notes to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder of new notes if (a) such compliance is required or imposed by statute, regulation, administrative practice or treaty or other applicable law of such Taxing Jurisdiction as a precondition to exemption from all or a part of such Tax and (b) at least 30 days prior to the date on which the Companies apply this clause (iii), the Company shall have notified such holder of new notes that some or all holders of new notes shall be required to comply with such requirement; (iv) a Tax imposed, withheld or otherwise deducted on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 on the taxation of savings income or any law complying with, or introduced in order to conform to, such Directive; (v) any Tax imposed, withheld or otherwise deducted on a new note presented for payment by or on behalf of a holder of new notes who would have been able to avoid such withholding or deduction by presenting the relevant new note to another Paying Agent; (vi) any estate, inheritance, gift, sales, transfer or personal property tax or similar Tax or any Tax payable other than by withholding on a payment on the new notes; or (vii) any combination of items (i) through (vi) above.

      The Company shall also pay any duly evidenced present or future stamp, court or documentary taxes or any other excise taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, registration or the making of payments in respect of the new notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of any Taxing Jurisdiction other than those resulting from, or required to be paid in connection with, the enforcement of the new notes following the occurrence of any Default.

      No Additional Amounts shall be paid with respect to a payment on a new note to a holder of new notes that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of new notes of the new note.

      The Company shall provide the Trustee with the official acknowledgment of the relevant taxing authority (or, if such acknowledgment is not available, a certified copy thereof, if available) evidencing the payment of taxes in any Taxing Jurisdiction in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Paying Agents upon request therefor.

      The Company will: (i) at least 10 Business Days prior to the first interest payment date (and at least 10 Business Days prior to each succeeding interest payment date or any redemption date or the maturity date if there has been any change with respect to the matters set forth in the below-mentioned officer's certificate), deliver to the Trustee and each paying agent an officer's certificate (a) specifying the amount, if any, of taxes described in this section "-Additional Amounts" imposed or levied by or on behalf of any Taxing Jurisdiction (the "Relevant Withholding Taxes") required to be deducted or withheld on the payment of principal of or interest on the new notes to holders of new notes and the Additional Amounts, if any, due to holders of new notes in connection with such payment, and (b) certifying that the Company will pay such deduction or withholding; (ii) prior to the due date for the payment thereof, pay any such Relevant Withholding Taxes, together with any penalties or interest applicable thereto; (iii) within 15 days after paying such Relevant Withholding Taxes, deliver to the Trustee and each paying agent evidence of such payment and of the remittance thereof to the relevant taxing or other authority as described herein; and (iv) pay any Additional Amounts due to holders of new notes on any interest payment date, redemption date or the maturity date to the Trustee in accordance with the provisions of this section. Any such officer's certificate will be deemed to be duly provided if sent by facsimile to the Trustee and each paying agent.

      The Company hereby covenants to indemnify the Trustee and each paying agent for, and to hold each harmless against, any loss, liability or expense reasonably incurred without negligence, bad faith or willful misconduct on such person's part, arising out of or in connection with actions taken or omitted by any of them in reliance on any officer's certificate furnished pursuant to this section or the failure of the Trustee or any paying agent for any reason (other than its own negligence, bad faith or willful misconduct) to receive on a timely basis any such officer's certificate or any information or documentation requested by it or otherwise required by applicable law or regulations to be obtained, furnished or filed in respect of such Relevant Withholding Taxes. The Company will make available to any holder of new notes requesting the same, evidence that the applicable Relevant Withholding Taxes have been paid.

      Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context, the payment of amounts based upon the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any new note, such mention shall be deemed to include mention of the payment of Additional Amounts as are, were or would be payable in respect thereof.

Redemption For Changes In Withholding Taxes

      The new notes may be redeemed at the option of the Company, in whole but not in part, at any time prior to maturity if as the result of any change in or amendment to the laws, regulations or rulings of Brazil or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings (including the holding of a court of competent jurisdiction), the Company has or will become obligated to pay Additional Amounts (excluding interest and penalties) in excess of the Additional Amounts that the Company would be obligated to pay if Taxes (excluding interest and penalties) were imposed with respect to such payments of interest at a rate of 15.0%, and such obligation cannot be avoided by the Company taking reasonable measures available to them, then the Company may, at its option, redeem or cause the redemption of the new notes, as a whole but not in part, upon not more than 60 nor less than 30 days' notice to the holders of such new notes (with copies to the Trustee and each Paying Agent) at 100.0% of their principal amount, together with accrued interest to (but excluding) the date fixed for redemption, plus any such Additional Amounts payable with respect to such principal amount and interest as provided under "--Additional Amounts." Prior to the giving of notice of redemption of the new notes as described herein and as a condition to any such redemption, the Company will deliver to the Trustee an Officers' Certificate (together with a copy of the written opinion of counsel to the effect that the applicable rate has so increased, or the Company has or will become so obligated to pay Additional Amounts as a result of such change or amendment), stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts relating thereto. No notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the new notes then due and, at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Selection

      In the case of any partial redemption or repurchase, selection of the new notes for redemption or repurchase will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no new note of US$1,000 in original principal amount or less will be redeemed or repurchased in part. If any new note is to be redeemed or repurchased in part only, the notice of redemption or repurchase relating to such new note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the holder thereof upon cancellation of the original new note.

Ranking

      The new notes will be unsecured, senior obligations of the Company ranking equally in right of payment with all other existing and future unsecured, senior indebtedness of the Company and senior in right of payment to all other existing and future subordinated indebtedness of the Company. Subject to certain limitations set forth in the Indenture, the Company and its Subsidiaries may incur other senior indebtedness, including indebtedness that is secured by certain assets of the Company and its Subsidiaries. At June 30, 2004, the Company did not have any outstanding senior indebtedness other than the old notes (exclusive of unused commitments) and short term debt).

Defaults

      An "Event of Default" is defined in the Indenture as (i) a default in any payment of interest on any new note when due, continued for 30 days, (ii) a default in the payment of principal or premium, if any, of any new note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(iii) the failure by us to comply with any other agreements contained in the Indenture for 45 days after notice (in each case, other than a failure to purchase new notes which shall constitute an Event of Default under clause (ii) above), (iv) indebtedness of ours (other than the Excluded Debt) is not paid within any applicable grace period after failure to pay when due or is accelerated by the holders thereof because of a default (the "cross acceleration provision"); provided, however, that it shall constitute an Event of Default hereunder if the outstanding Excluded Debt that is held by Persons who are not Affiliates of the Company is not paid within any applicable grace period after failure to pay when due or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds US$35 million, (v) certain events of bankruptcy, insolvency or reorganization of ours (the "bankruptcy provisions"), (vi) any judgment or decree for the payment of money in excess of US$5 million (to the extent not covered by insurance as acknowledged in writing by the insurer) is rendered against us and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision"), or (vii) there shall have occurred any seizure, compulsory acquisition, expropriation or nationalization of material assets of ours and our Subsidiaries. However, a default under clause (iv) will not constitute an Event of Default until the Trustee or the holders of 25.0% in principal amount of the outstanding new notes notify us of the default and the Company does not cure such default within the time specified in clause (iv) hereof after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25.0% in principal amount of the outstanding new notes by notice to us may declare the principal of and accrued and unpaid interest on all the new notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of ours occurs and is continuing, the principal of and accrued and unpaid interest on all the new notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding new notes may rescind any such acceleration with respect to the new notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the new notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25.0% in principal amount of the outstanding new notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding new notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding new notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any new note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments And Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the new notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the new notes then outstanding. However, without the consent of each holder of an outstanding new note affected, no amendment may, among other things, (i) reduce the amount of new notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any new note, (iii) reduce the principal of or extend the Stated Maturity of any new note, (iv) reduce the premium payable upon the redemption or repurchase of any new note or change the time at which any new note may be redeemed as described under "--Optional Redemption" above, (v) make any new note payable in money other than that stated in the new note, (vi) amend or modify any of the provisions of the Indenture relating to the ranking of the new notes in any manner that adversely affects the rights of any holder of the new notes, (vii) impair the right of any holder to receive payment of principal of and interest on such holder's new notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's new notes, or
(viii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

      Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations ours under the Indenture, to provide for uncertificated new notes in addition to or in place of certificated new notes (provided that the uncertificated new notes are issued in registered form for purposes of Section 163(f) of the Code, to secure the new notes, to add to the covenants of ours for the benefit of the new noteholders or to surrender any right or power conferred upon us, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

      The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer And Exchange

      A Noteholder may transfer or exchange new notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes or other charges required by law. The Company is not required to transfer or exchange any new note selected for redemption or to transfer or exchange any new note for a period of 15 days prior to a selection of new notes to be redeemed. The new notes will be issued in registered form, and the registered holder of a new note will be treated as the owner of such new note for all purposes.

Defeasance

      The Company at any time may terminate all its obligations under the new notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the new notes, to replace mutilated, destroyed, lost or stolen new notes and to maintain a registrar and paying agent in respect of the new notes. The Company at any time may terminate its obligations under the operation of the cross acceleration provision and the judgment default provision described under "Defaults" above ("covenant defeasance").

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the new notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the new notes may not be accelerated because of an Event of Default specified in clause (iii), (iv) and (vi) under "Defaults" above.

      In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or US Government Obligations for the payment of principal, premium (if any) and interest on the new notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the new notes will not recognize income, gain or loss for US Federal income tax purposes as a result of such deposit and defeasance and will be subject to US Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Foreign Exchange Restrictions; Currency Indemnity

      Payments in respect of the new notes shall be made in US dollars as shall be legal tender at the time of payment for the payment of public and private debts in that currency. In the event that on any payment date in respect of the new notes, any restrictions or prohibition of access to the Brazilian foreign exchange market exists, the Company agrees to pay all amounts payable under the new notes in the currency of such new notes by means of any legal procedure existing in Brazil (except commencing legal proceedings against the Brazilian Central Bank), on any due date for payment under the new notes. All costs and taxes payable in connection with the procedures referred to in this covenant shall be borne by the Company.

      US dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the new notes, including damages. Any amount received or recovered in a currency other than US dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any holder of a new note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any new note, the Company shall indemnify it against any loss sustained by it as a result. In any event the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a new note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from other obligations of the Company, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a new note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any new note.

Enforceability Of Judgments With Respect To The New Notes

      Service of process upon the Company (other than an insolvency, liquidation or bankruptcy proceeding or any other proceeding in the nature of an in rem or quasi in rem proceeding) to enforce their obligations under the Indenture or the new notes may be obtained within the United States by service upon CT Corporation System. Since substantially all of the assets of the Company and its subsidiaries are outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of amounts owing with respect to the new notes, may not be collectible within the United States.

      Judgments for monetary claims obtained in US courts arising out of or in relation to the obligations of the Company under the Indenture and the new notes will be enforceable in Brazil, provided that such judgment has been previously confirmed by the Brazilian Federal Supreme Court. In order to be confirmed by the Brazilian Federal Supreme Court, such foreign judgment must meet the following conditions: (a) it must comply with all formalities required for its enforceability under the laws of the country where it was issued; (b) it must have been given by a competent court after the proper service of process on the parties; (c) it must not be subject to appeal; (d) it must not offend Brazilian national sovereignty, public policy or good morals; and (e) it must be duly authenticated by a competent Brazilian consulate and be accompanied by a sworn translation thereof into Portuguese. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court will enforce such monetary judgment. See "Enforceability of Civil Liabilities."

      Any judgment obtained against the Company in a court in Brazil under any new note or under the Indenture will be expressed in the Brazilian currency equivalent to the US dollar amount of such sum at the commercial exchange rate of the date at which such judgment is obtained, and such Brazilian currency amount will be corrected in accordance with the exchange variation until the judgment holder receives effective payment.

Certain Bankruptcy Law Considerations

      Brazilian Bankruptcy Law (Decree-law No. 7,661, of June 21, 1945, the "Brazilian Bankruptcy Law") establishes two different proceedings for the resolution of debts of commercial companies which are insolvent or do not pay their obligations when due: the bankruptcy proceeding ("Falencia") and the reorganization proceeding ("Concordata"). Both proceedings apply to all unsecured creditors of a company which is declared bankrupt or which is under a reorganization proceeding. In the event that the Company is declared bankrupt or enters into a Concordata, the new notes will be considered general unsecured indebtedness of the Company and therefore will be subject to such proceedings.

      Under a bankruptcy proceeding (essentially a liquidation proceeding), payments in respect of the new notes will be subject to an order of priority. Generally, Brazilian Bankruptcy Law and other applicable rules establish that claims of employees for wages or indemnity and tax claims have priority over other claims against the bankrupt estate. Other claims are subject to the following order of priority: (i) secured credits, (ii) credits with special privileges over certain assets, (iii) credits with general privilege and (iv) unsecured credits (including the new notes). Credits in foreign currency are converted into Brazilian currency on the date the company is declared bankrupt and are not subject to adjustment in accordance with the exchange variation. Such amount in Brazilian currency must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bear no interest.

      Under a Concordata proceeding, which is a protection available under the Brazilian Bankruptcy Law for commercial companies experiencing financial distress to avoid the declaration of bankruptcy, the company's unsecured credits existing at the time the Concordata is declared are rescheduled for one of the periods defined in the law which in virtually all cases is 24 months (in which event 40.0% of the debt must be paid in the first year). The benefit may be given by the court without any prior consultation with or manifestation by the creditors, so long as the beneficiary demonstrates, inter alia, that its assets are worth at least 50.0% of its unsecured indebtedness. The Concordata proceeding has the following basic characteristics: (i) it only affects unsecured creditors; (ii) it does not affect the day-to-day management of the company, the other commercial obligations of the company and the obligations assumed after the date on which the Concordata is declared; (iii) amounts due in foreign currency subject to the Concordata are converted into local currency on the date on which the Concordata is accepted by the court and are not subject to adjustment in accordance with the exchange variation; (iv) amounts due under the Concordata, either in local currency or converted into local currency, must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bear interest at the rate of 12.0% per annum; and (v) a company under Concordata which fails to meet its rescheduled obligations will be declared bankrupt.

Consent To Jurisdiction And Service

      The Indenture will provide that the Company will appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the new notes and for actions brought under Federal or state securities laws brought in any Federal or state court located in the City of New York and will submit to such jurisdiction.

Concerning The Trustee

      HSBC Bank USA, National Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar, and HSBC Bank USA, National Association has been appointed as Paying Agent with regard to the new notes.

Governing Law

      The Indenture provides that it and the new notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      For purposes of the following definitions and the Indenture generally, all calculations and determinations shall be made in accordance with GAAP and shall be based upon the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP.

      "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

      "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person but excluding any debt securities convertible into such equity.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

      "Exchange Adjustment" means:

      (i) with respect to the First Redemption Date, the amount which is "a" where:

            a = (ERI - 0.3) x IA

            where:

            "ERI" is the Exchange Rate Increase applicable to the First Redemption Date; and

            "IA" is the Installment Amount due on the First Redemption Date; and

      (ii) with respect to the Second Redemption Date, the amount which is "a" where:

            a = (ERI - 0.4) x IA

            where:

            "ERI" is the Exchange Rate Increase applicable to the Second Redemption Date; and

            "IA" is the Installment Amount due on the Second Redemption Date but as adjusted, if applicable, in accordance with subsection (b)(i)(II) under "--Scheduled Redemption."

      "Exchange Rate Increase" means, with respect to the First Redemption Date or the Second Redemption Date, the amount of the increase (expressed as a decimal fraction of the exchange rate applicable at 7:30 p.m. (Sao Paulo time) on the day which is one Sao Paulo business day prior to November 26, 2004, if any, in the exchange rate for the purchase of Brazilian reais with US dollars, for the period from 7:30 p.m. (Sao Paulo time) on the day which is one Sao Paulo business day prior to November 26, 2004 until 7:30 p.m. (Sao Paulo time) on the day which is five Sao Paulo business days prior to the First Redemption Date or the Second Redemption Date (as applicable), using the Real/US dollar commercial rate, expressed as the amount of reais per one US dollar, reported by the Bancon Central do Brasil on SISBACEN Data System under transaction code PTAX-800 ("Consultas de Cambio" or Exchange Rate Inquiry) Option 5 ("Cotacoes para Contabilidade" or Rates for Accounting Purposes) market type L (corresponding to US dollars traded in the foreign exchange market segment officially denominated "Livre" and commonly known as "Commercial").

      "Excluded Debt" means any of the Company's old notes.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the Issue Date.

      "Holder," "holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

      "Issue Date" means the date on which the new notes are originally issued.

      "Officers' Certificate" means a certificate signed by two Officers; provided that one of the officers giving an Officers' Certificate pursuant to
Section 4.3 of the Indenture shall be the principal executive, financial or accounting officer of the Company.

      "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

      "SEC" or "Commission" means the United States Securities and Exchange Commission.

      "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable.

      "Subsidiary" of any Person means any corporation, association, partnership, joint venture or other business entity (i) of which more than 50.0% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (A) such Person, (B) such Person and one or more Subsidiaries of such Person or (C) one or more Subsidiaries of such Person and (ii) which is controlled by such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

      "US Dollar Equivalent" means, with respect to any monetary amount in a currency other than the US dollar at any one time for the determination thereof, the amount of US dollars obtained by converting such foreign currency involved in such computation into US dollars at the spot rate for the purchase of US dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date not more than two business days prior to such determination.

      "US Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

Book-Entry; Delivery and Form

      The new notes are issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the new notes for all purposes under the Indenture. Owners of beneficial interests in the new notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the new notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the Indenture. The Company and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

      The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

      The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository or its custodian will credit the accounts of Participants designated by the Initial Purchasers with an interest in a Global Note and (ii) ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer new notes or to pledge the new notes as collateral will be limited to such extent.

      So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the new notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have new notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in new notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

      Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such beneficial owner is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders or a person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instruction of such beneficial owners. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such new notes.

      Payments with respect to the principal of, premium, if any, and interest on any new notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of such Global Note representing such new notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of new notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

Certificated Securities

      If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of new notes in definitive form under the Indenture, or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the new notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

      Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

Same-Day Settlement And Payment

      Settlement for the new notes will be made in immediately available funds. So long as the new notes are represented by a permanent Global Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

      Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the new notes are represented by a permanent Global Note or Notes registered in the name of the Depositary or its nominee, except for trades between Euroclear and Cedel participants, interests in the new notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the new notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the new notes.

                                  THE EXCHANGE

      Upon the terms and subject to the conditions of this exchange offer, we will, unless such old notes are withdrawn in accordance with the withdrawal rights specified in "--Withdrawal of Tenders" below, accept any and all old notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue, on or promptly after the Expiration Date, an aggregate principal amount of up to US$48,022,000 of new notes in exchange for the same principal amount of outstanding old notes tendered and accepted in connection with this exchange offer. The new notes issued in connection with this exchange offer will be delivered on November 26, 2004 or otherwise on the earliest practicable date on or following the Expiration Date. Holders must tender all of their old notes in connection with this exchange offer in order to have their tender accepted. The new notes will have the terms and be subject to the conditions of an Indenture dated November 26, 2004 between us, the Trustee and HSBC Bank USA, National Association, as Paying Agent. As of the date of this Prospectus, US$48,022,000 aggregate principal amount of the old notes is outstanding to persons not affiliated with us. In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described in "Description of the Notes--Book-Entry; Delivery and Form," the new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. Holders of old notes do not have any appraisal or dissenters' rights in connection with this exchange offer. Old notes which are not tendered for exchange or are tendered but not accepted in connection with this exchange offer will remain outstanding and will not be entitled to the covenant restrictions originally provided for under the indenture relating to the old notes and stripped out in later amendments and supplements to such indenture. We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders who tender old notes in connection with this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of old notes in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions

      The term "Expiration Date" shall mean 5:00 p.m., New York City time, on , 2004, unless extended by us in our sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which this exchange offer is extended.

      We reserve the right to extend the Expiration Date at any time and from time to time, in accordance with applicable laws and regulations, regardless of the amount of tenders of old notes we have received, by issuing a press release or making any other public announcement (or by written notice to the holders of record of the old notes as of the immediately preceding day) as promptly as practicable, and in no event later than 9:00 a.m., New York City time, on the next day other than Saturday, Sunday or any other day on which banks located in New York, New York, USA or Sao Paulo, Brazil are authorized or obligated to close (each, a "Business Day") after the previously announced Expiration Date. Such announcement or notice may state that we are extending the solicitation for a specified period of time or on a daily basis.

Exchange Offer Procedures

      Only a holder of record of old notes on , 2004, may tender such old notes in connection with this exchange offer. The tender to us of old notes by a holder thereof as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

      Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to this exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m. New York City time on the Expiration Date. In addition, either (i) certificates for such old notes must be received by the Exchange Agent along, with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such old notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US.

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").

      If old notes are registered in the name of a person other than the signer of a Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of this exchange offer as to any particular old notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender old notes in this exchange offer). The interpretation of the terms and conditions of this exchange offer as to any particular old notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by us shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we shall determine.

      Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects or irregularities.

      If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name of names of the registered holder or holders that appear on the old notes. If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

      By tendering, each holder will represent to us that, among other things, the new notes acquired pursuant to this exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder and such person has no arrangement with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to this exchange offer, or acquired the old notes as a result of market making or other trading activities, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes For Exchange; Delivery of New Notes

      Upon the terms and subject to the conditions of this exchange offer, we will accept all old notes properly tendered and will issue the new notes on November 29, 2004 or otherwise on the earliest practicable date on or following the Expiration Date. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter. In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such old notes or a timely confirmation of such old notes into the Exchange Agent's account at DTC, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of this exchange offer, or if old notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or unexchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such nonexchanged old notes will be credited to an account maintained with DTC) designated by the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

Book-Entry Transfer

      The Exchange Agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the DTC systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the Exchange Agent's account at DTC in accordance with such DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If a registered holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of

Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      Tenders of old notes may be not withdrawn at any time; provided, however, that if the exchange of old notes for new notes as part of the exchange offer has not occurred on or before January 31, 2005, holders of old notes who have tendered their old notes in connection with the offer may withdraw their tender of their old notes at any time thereafter. Subject to the preceding sentence, for a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the amount of such old notes), and (where certificates for old notes have been transmitted) specify the name in which such old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

      We reserve the right to contest the validity of any such withdrawal. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account with DTC specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer, and all of the rights of the holders with respect to such old notes existing prior to the date that such old notes were tendered will again be in effect. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Exchange Offer Procedures" above at any time on or prior to the Expiration Date.

Exchange Agent

      HSBC Bank USA, National Association has been appointed as Exchange Agent in connection with this exchange offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent. HSBC Bank USA, National Association's office is located at 425 Fifth Avenue, New York, NY 10018-2706. HSBC Bank USA, National Branch may also be reached by telephone at 212-525-1316 or by facsimile at 212-525-1300.

Fees and Expenses

      We will pay certain fees to the Solicitation Agents to Eurovest Global Securities Inc. only in connection with old notes held by non-U.S. Persons outside the United States) for soliciting acceptances of this exchange offer. We will pay certain other expenses to be incurred in connection with this exchange offer, including the fees and expenses of the Trustee, accounting and certain legal fees. Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

      Issuance of the new notes in exchange for the old notes pursuant to this exchange offer will be made only after timely receipt by the Exchange Agent of such old notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the old notes desiring to tender such old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to tenders of old notes for exchange.

      We anticipate that we will not be able to make principal payments on the old notes at their current maturity. Upon consummation of the exchange offer and issuance of the new notes, we anticipate that we will continue to be unable to make principal payments on any old notes that have not been exchanged pursuant to the exchange offer. Holders of old notes who do not exchange them in the exchange offer will not receive payments of principal on the current maturity of the old notes, and we cannot predict when we may be able to make such principal payments.

      As a condition to the offering, which we may waive at any time, holders of old notes in the aggregate principal amount of at least 95% of the principal amount of US$48,022,000 held by non-affiliates of ours must exchange their old notes for new notes pursuant to the offer. In the event this minimum threshold is met, we intend to exchange the old notes that TVA Communications Ltd. holds in the amount of US$201,978,000 on terms that are materially less favorable to TVA Communications Ltd. than those offered to the other holders of old notes hereby. In the event this minimum threshold is not met, we do not currently intend to exchange the old notes held by TVA Communications Ltd. on terms that are materially less favorable to TVA Communications Ltd. than this offer. In that event, we may elect to treat TVA Communications Ltd. and the other holders of the old notes in the same manner, which we anticipate will be materially less favorable than the terms offered in this exchange offer.

                               TAX CONSIDERATIONS

Brazil

      PROSPECTIVE HOLDERS OF THE NEW NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF HOLDING THE NEW NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NEW NOTES.

Brazilian Tax Considerations

      The following discussion is a summary of the Brazilian tax considerations relating to an investment in the new notes by a non-resident of Brazil. The discussion is based on the tax laws of Brazil as in effect on the date hereof and is subject to any change in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the new notes.

      Interest (including original issue discount), fees, commissions, expenses, and any other income payable by a Brazilian borrower to an individual, entity, trust or organization domiciled outside Brazil are generally subject to withholding income tax. As of January 1, 1996, the rate of withholding tax is 15% or such other lower rate as provided for in any applicable tax treaty between Brazil and another country. In the event the recipient of the payment is domiciled in a tax haven jurisdiction, as defined by Brazilian tax regulations, the rate will be 25%, except for payments related to debt securities registered with the Brazilian Central Bank, such as the notes, which rate is also subject to 15% in accordance with Normative Act SRF 252, of 2002.

      Notwithstanding the foregoing, the applicable withholding tax rate on interest, fees, commissions and original issue discount under instruments with a minimum average maturity greater than 96 months such as the old Notes was reduced to 0%, pursuant to Law 9481 of August 13, 1997, as amended by Law 9532 of December 10, 1997. However, pursuant to Law 9959 of January 27, 2000, this reduced rate is no longer in effect for new debt securities issued as of January 1, 2000. In this respect, according to Law 9959 of January 27, 2000, the withholding income tax applicable to these transactions as of January 1, 2000 is 15%.

      However, according to Law 10925 of July 23, 2004 such reduction was maintained in case of renegotiation of debt securities with a minimum average maturity greater than 96 months, such as the old Notes. Accordingly, we believe and understand that the applicable rate of withholding income tax on interest, fees, commissions and original issue discount under the new notes is also of 0%.

      Any earnings or capital gains made outside Brazil as a result of a transaction between two non-residents of Brazil in respect of debt instruments issued by a non-Brazilian company are not subject to a tax in Brazil. In such circumstances, gains resulting from discounts obtained by a non-resident in the purchase of the new notes or capital gains realized on the sale of such securities are not subject to tax in Brazil. However, according to Law 10833, dated December 29, 2003, which came into force on January 1, 2004, the disposition of assets located in Brazil by non-residents, whether to other non-residents or Brazilian residents, may become subject to taxation in Brazil. Although the new notes should not fall within the definition of assets located in Brazil for purposes of Law 10833, considering the general and unclear scope of Law 10833 and the absence of judicial court rulings with respect thereto, it is unpredictable whether such understanding ultimately will prevail in the courts of Brazil. In principle, any profits realized on a sale of the new notes by the non-residents of Brazil would not be subject to taxation in Brazil.

      Generally, there are no stamp, transfer or other similar taxes in Brazil with respect to the transfer, assignment or sale of the new notes outside Brazil, nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the new notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Certain U.S. Federal Income Tax Consequences

      The following discussion is a summary of certain U.S. federal income tax consequences to holders of old notes or new notes ("Holders") of (i) exchanging old notes for new notes and (ii) holding new notes received in the exchange offer.

      This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury regulations ("Treasury Regulations"), published administrative interpretations of the IRS and judicial decisions, all of which are subject to change, possibly on a retroactive basis. This summary does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder. Further, the U.S. federal income tax treatment of a Holder may vary depending on such Holder's particular situation. Certain classes of Holders (including foreign persons, insurance companies, tax-exempt organizations, employee stock ownership plans, financial institutions, brokers, dealers, subchapter S corporations, persons whose functional currency is not the U.S. dollar, persons in whose hands the old notes or the new notes are not "capital assets" (as defined in Section 1221 of the Code), persons that hold old notes (or will hold new notes) as a hedge or otherwise have hedged (or will hedge) the risk of holding old notes (or new notes), persons that hold old notes (or will hold new notes) as part of (or in connection with) a "straddle," "conversion" or other integrated transaction and persons that use the mark-to-market method of accounting) may be subject to special rules not discussed below. The discussion below does not consider the effect of any non-U.S., state, local or other tax laws or any U.S. tax considerations (e.g., estate or gift tax) other than the U.S. federal income tax considerations specifically discussed herein that may be applicable to a particular Holder. We have not sought any rulings from the Internal Revenue Service (the "IRS") with respect to the statements made in this discussion, and there can be no assurance that the IRS will agree with such statements. This summary does not deal with persons that acquire new notes subsequent to the exchange offer.

      EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER AND HOLDING EXCHANGE NOTES.

      For purposes of the discussion herein, a "U.S. Holder" means a Holder that is (i) a citizen of the United States or a resident of the United States for U.S. federal income tax purposes, (ii) a corporation or another entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. This discussion does not address the tax consequences applicable to Holders that are not U.S. Holders, including foreign persons and partnerships (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes). A Holder that is not a U.S. Holder should consult its own tax advisor.

Overview

      Whether and to what extent a U.S. Holder that exchanges old notes for new notes pursuant to the exchange offer will recognize taxable gain or loss will depend on whether the exchange qualifies as a tax-free recapitalization for U.S. federal income tax purposes. An exchange of old notes for new notes will qualify as a recapitalization only if the old notes and the new notes that are part of such exchange constitute "stock or securities" for purpose of the reorganization provisions of the Code.

      The rules for determining whether a debt instrument constitutes a security for this purpose are unclear. The term "security" is not defined in the Code or Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor's proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with a term of less than five years are not likely to (but may in certain circumstances) be considered securities, debt instruments with a term of ten years or more are highly likely to be considered securities, and debt instruments with an initial term at issuance of five to ten years are often considered securities, but their status may be unclear. Although it is unclear, we intend to take the position that the notes will not constitute "stock or securities" for purposes of the reorganization provisions of the Code. Therefor, we intend to treat the exchange of old notes for new notes as a taxable exchange for U.S. federal income tax purposes. Unless otherwise specified, the following discussion assumes the correctness of such treatment.

      Notwithstanding the foregoing, it is possible that the IRS could assert that the notes are either our "securities" or, due to our financial condition and the effective subordination of the notes to the creditors of our subsidiary, a form of preferred equity in us. A successful recharacterization of the notes as "stock or securities" and the treatment of the exchange as a tax-free reorganization could have adverse federal income tax consequences to the Holders. Holders are advised to consult their tax advisors regarding the effect of any such recharacterization.

Exchange of old notes for new notes

      A U.S. Holder that exchanges old notes for new notes generally will recognize taxable gain or loss equal to the difference between (i) the amount realized (as defined below) in the exchange and (ii) the U.S. Holder's adjusted tax basis (as defined below) in the old notes. This amount realized is allocated between principal and accrued interest (including OID). We intend, and each Holder agrees by participating in the exchange offer to allocate all the new notes received under the exchange to the principal amount (rather than to accrued interest) of its old notes. The gain or loss on the principal portion is the difference between the amount realized allocable to principal and the tax basis of the principal. Such gain or loss generally will be capital gain or loss if the old notes are held as a capital asset, and will be long-term capital gain or loss if the U.S. Holder's holding period in the old notes is more than one year. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder that acquired old notes with market discount generally will be required to treat a portion of any gain as ordinary income to the extent of any accrued market discount not previously included in income. The portion of the amount realized allocable to interest will be included in gross income by a U.S. Holder to the extent it has not previously been taken into account under the OID rules. A U.S. Holder will be entitled to a deduction for interest, including OID, previously accrued in excess of the amount realized allocable to interest.

      The amount realized generally will equal the issue price of the new notes, i.e., the fair market value of the old notes on the date of the exchange. A U.S. Holder's adjusted tax basis in the U.S. Holder's old notes generally will equal the price such U.S. Holder paid therefor, increased by the amount of any market discount and OID previously included in income by such U.S. Holder with respect to such debt, and reduced (but not below zero) by any amortizable bond premium previously amortized with respect to the debt.

      The U.S. Holder's tax basis in the new notes received in such a taxable exchange will equal the "issue price" of the new notes it receives, and the U.S. Holder's holding period for the U.S. Holder's new notes will begin on the date following the date the exchange.

Consequences of holding new notes

In General

      We intend to treat the new notes as indebtedness for U.S. federal income tax purposes.

Original Issue Discount

      The new notes may be treated as issued with OID for U.S. federal income tax purposes. OID is defined as the excess of a debt instrument's stated redemption price at maturity over its issue price. As noted above, the issue price of a new note will equal the fair market value of the old note exchanged therefor. The stated redemption price at maturity of a new note is the sum of all payments due under the new note other than payments of qualified stated interest. The payments of interest on the new notes will constitute qualified stated interest and thus will not factor into the calculation of the stated redemption price at maturity.

      In general, a U.S. Holder of a new note will be required to include OID thereon in gross income as ordinary interest income under a constant yield method over the term of the new note in advance of cash payments attributable to such income, regardless of whether such U.S. Holder is a cash or accrual method taxpayer and without regard to the timing or amount of actual payments.

Sale, Retirement or Other Taxable Disposition

      Upon the sale, retirement or other taxable disposition of a new note, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts relating to interest that has accrued but not yet taken into account, which will be taxable as such) and the U.S. Holder's adjusted tax basis in the new note. Such gain or loss generally would be capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount that has not previously been included in gross income by the U.S. Holder), and would be long-term capital gain or loss if the holding period for the new note exceeded one year at the time of the sale, retirement or other taxable disposition. In general, a U.S. Holder's adjusted tax basis in a new note would equal the initial tax basis of the new note at the time of its receipt in the exchange determined in the manner described above, increased by the amount of OID. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

Backup Withholding and Information Reporting

      The new notes may be subject to information reporting requirements and U.S. federal backup withholding tax at the then applicable rate if the Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. A U.S. Holder that provides a properly executed IRS Form W-9 will be treated as complying with applicable backup withholding and information reporting rules. Any amounts withheld will be allowed as a refund with respect to, or credit against, the Holder's U.S. federal income tax liability.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES OF PURCHASING, HOLDING, EXCHANGING AND DISPOSING OF OUR OLD NOTES AND NEW NOTES AND PARTICIPATING IN THE EXCHANGE, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                     EXPERTS

      The audited consolidated financial statements of Tevecap S.A. and subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 20-F/A for the year ended December 31, 2003, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The audited financial statements of CCS-Camboriu Cable System de TeleComunicacoes Ltda. Incorporated in his prospectus by reference from our Annual Report on Form 20-F/A for the year ended December 31, 2003, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the new notes under New York law will be passed upon by Clifford Chance US LLP, New York, New York, United States.

      The validity of the new notes and certain matters of Brazilian law relating to the new notes and the indenture relating thereto will also be passed upon for us by Machado, Meyer, Sendacze e Opice, Sao Paulo, Brazil.

                       ENFORCEABILITY OF CIVIL LIABILITIES

      We are a sociedade anonima, organized under the laws of the Federative Republic of Brazil. All of our executive officers and directors presently reside in Brazil. Under the terms and conditions of the new notes, we will agree (and under the terms of the old notes, we agreed) that the courts of the State of New York and the federal courts of the United States, in each case sitting in The City of New York, New York, shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the new notes (or the old notes, as the case may be) and, for such purposes, irrevocably submit to the jurisdiction of such courts. However, most of our assets are located in Brazil. As a result, it will be necessary for you to comply with Brazilian law in order to obtain an enforceable judgment against these foreign resident persons or our assets. It may not be possible for investors to effect service of process within the United States upon our executive officers and directors, or to realize in the United States upon judgments against these persons obtained in US courts based upon civil liabilities of these persons, including any judgments based upon US federal securities laws, to the extent these judgments exceed these persons' US assets.

      Specifically, our Brazilian legal counsel, Machado, Meyer, Sendacze e Opice, has advised us that Brazilian courts will enforce judgments of US courts for civil liabilities predicated on the US securities laws, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Federal Supreme Court of Brazil. The foreign judgment will be confirmed if:

      o it fulfills all formalities required for its enforceability under the laws of the country that granted the foreign judgment;

      o it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law;

      o     it is not subject to appeal;

      o     it is for the payment of a sum certain of money;

      o it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

      o it is not contrary to Brazilian national sovereignty, public policy or good morals, and does not contain any provision which for any reason would not be upheld by the courts of Brazil.

      Notwithstanding the foregoing, we cannot assure you that such confirmation would be obtained, that the process described above would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the US securities laws with respect to the new notes or the old notes, as the case may be.

      Our Brazilian legal counsel, Machado, Meyer, Sendacze e Opice, has also advised us that:

      o as a plaintiff, you may bring an original action predicated on the US securities laws in Brazilian courts and that, subject to applicable laws, Brazilian courts may enforce liabilities in these types of actions against us, our respective directors, and certain of our respective officers and advisors under certain circumstances;

      o if you reside outside Brazil and own no real property in Brazil, you must provide a bond sufficient to guarantee court costs and legal fees, including the defendant's attorneys' fees, as determined by the Brazilian court in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Federal Supreme Court; and

      o Brazilian law limits investors' abilities as judgment creditors to satisfy a judgment against their debtors by attaching certain of their respective assets.

Tevecap S.A. and Subsidiaries

Consolidated Financial Statements
for the Six-month Periods Ended June 30, 2004 and 2003

                                  TEVECAP S.A.
                                AND SUBSIDIARIES

                   Index to Consolidated Financial Statements

Contents

                                                                            Page

Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003        F-3

Consolidated Statements of Operations for the six-month periods ended
    June 30, 2004                                                            F-5

Consolidated Statements of Changes in Shareholders' Deficity and
    Redeemable common stock for the six-month periods ended June 30, 2004    F-7

Consolidated Statements of Cash Flows for the six-month periods ended
    June 30, 2004 and 2003                                                   F-8

Notes to The Consolidated Financial Statements                               F-9

TEVECAP S.A.

AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2004 and December 31, 2003
in thousands of U.S. dollars

                                                     June 30,      December 31,
                                                   -----------    ------------
                                                       2004           2003
                                                   -----------    ------------
                                                   (Unaudited)     (Unaudited)
                                   ASSETS

Current assets
    Cash and cash equivalents                      $       797    $        292
    Accounts receivable, net (Note 3)                    2,713           4,426
    Inventories, net                                     8,600           8,470
    Prepaid and other assets                               175             677
    Recoverable taxes                                      505             632
    Other accounts receivable                              843             946
                                                   -----------    ------------

                 Total current assets                   13,633          15,443
                                                   -----------    ------------

Property, plant and equipment, net (Note 7)             62,602          76,317
Investments - equity basis (Note 6)                         --             549
Intangible assets, net                                   4,587           5,725
Loans receivable from related companies (Note 4)         6,020           3,271
Deferred income taxes                                      110              --
Judicial deposits                                        6,685           6,626
                                                   -----------    ------------

                 Total assets                      $    93,637    $    107,931
                                                   ===========    ============

    The accompanying notes are an integral part of the consolidated financial statements

TEVECAP S.A.

AND SUBSIDIARIES

Consolidated Balance Sheets, continued

As of June 30, 2004 and December 31, 2003 in thousands of U.S. dollars

                                                                                            June 30,        December 31,
                                                                                          -----------       ------------
                                                                                              2004               2003
                                                                                          -----------       ------------
                             LIABILITIES AND SHAREHOLDERS' DEFICIENCY                     (Unaudited)        (Unaudited)
Current liabilities
    Loans (Note 8)                                                                        $    56,175       $     56,081
    Film suppliers                                                                              5,355              6,619
    Other suppliers                                                                             2,647              4,333
    Tax recovery program - PAES/REFIS (Note 9)                                                  1,235              1,497
    Taxes payable other than income taxes                                                       6,028              7,867
    Income tax payable                                                                            125                278
    Accrued payroll and related liabilities                                                     1,393              1,437
    Advances from customers                                                                     3,097              2,839
    Deferred income tax (Note 5.2)                                                             11,241             19,292
    Other accounts payable                                                                      2,069              2,398
                                                                                          -----------       ------------

                 Total current liabilities                                                     89,365            102,641
                                                                                          -----------       ------------

Long-term liabilities
    Loans payable to related companies (Note 4)                                                41,140             39,712
    Tax recovery program - PAES/REFIS (Note 9)                                                 12,132             12,836
    Accrual for contingencies (Note 14)                                                        12,771             11,272
    Liability to fund equity investees (Note 6)                                                    --              5,349
    Other accounts payable                                                                        355                211
                                                                                          -----------       ------------

                 Total long-term liabilities                                                   66,398             69,380
                                                                                          -----------       ------------

Commitments  (Footnote 11)

Minority interest                                                                               1,182              1,140
Redeemable common stock, no par value, 46,294,952 shares authorized,
         issued and outstanding as of June 30, 2004 and December 31, 2003 (Note 12)            24,019             24,201

Shareholders' deficiency
     Common stock, no par value, 438,925,488 shares authorized, issued and
          outstanding as June 30, 2004 and December 31, 2003                                  446,026            446,026
    Accumulated other comprehensive income                                                      6,744              2,716
    Accumulated deficit                                                                      (540,097)          (538,173)
                                                                                          -----------       ------------

                 Total shareholders' deficiency                                               (87,327)           (89,431)
                                                                                          -----------       ------------

                 Total liabilities and shareholders' deficiency                           $    93,637       $    107,931
                                                                                          ===========       ============

    The accompanying notes are an integral part of the consolidated financial statements

TEVECAP S.A.

AND SUBSIDIARIES

Consolidated Statements of Operations

For the six-month periods ended June 30, 2004 and 2003 in thousands of U.S. dollars

                                                                                  Six-month periods ended June 30,
                                                                                  --------------------------------
                                                                                      2004                 2003
                                                                                  -----------          -----------
Gross revenues                                                                    (Unaudited)          (Unaudited)
    Monthly subscriptions                                                         $    44,507          $    38,857
    Installation                                                                          581                  675
    Advertising                                                                         1,622                  923
    Additional services                                                                 2,425                1,897
    Taxes on revenues                                                                  (6,868)              (6,233)
                                                                                  -----------          -----------
                                                                                       42,267               36,119
                                                                                  -----------          -----------
Direct operating expenses (excluding depreciation and amortization stated
       separately below)
    Payroll and benefits                                                                1,276                1,556
    Programming                                                                        12,710               11,924
    Technical assistance                                                                  609                  764
    TVA magazine                                                                          783                  741
    Pole rental                                                                           684                  379
    Other costs                                                                         3,715                4,210
                                                                                  -----------          -----------
                                                                                       19,777               19,574
                                                                                  -----------          -----------
Selling, general and administrative expenses                                           10,234               10,937
Depreciation e amortization                                                            12,072               11,531
Tax  recovery program                                                                     657                   --
Other operating (income) expense, net (Note 10)                                        (6,948)               1,342
                                                                                  -----------          -----------
              Income (loss) from operations                                             6,475               (7,265)
                                                                                  -----------          -----------

Interest income                                                                          (368)                (119)
Interest expense                                                                       10,652                8,653
Foreign currency transaction (income) loss, net                                         4,327              (12,833)
                                                                                  -----------          -----------
              Loss before income taxes, equity in (income) losses of
                    affiliates, and minority interest                                  (8,136)              (2,966)

Income tax expense - current (Note 5.1)                                                   135                   98
Income tax (benefit) expense - deferred (Note 5.1)                                     (6,760)              19,813
                                                                                  -----------          -----------
              Loss before equity in (income) losses of affiliates and
                    minority interest                                                  (1,511)             (22,877)

  Equity in  (income) losses of affiliates, (Note 6)                                      468                 (439)
                                                                                  -----------          -----------

              Loss before minority interest                                            (1,979)             (22,438)

Minority interest                                                                         127                  111
                                                                                  -----------          -----------

              Net loss                                                                 (2,106)             (22,549)
                                                                                  ===========          ===========

    The accompanying notes are an integral part of the consolidated financial statements

TEVECAP S.A.

AND SUBSIDIARIES

Consolidated Statements of Operations, continued

For the six-month periods ended June 30, 2004 and 2003 in thousands of U.S. dollars

                                                                      Six-month periods ended June 30,
                                                                     -----------------------------------
                                                                         2004                    2003
                                                                     -----------             -----------
                                                                     (Unaudited)             (Unaudited)
      Other comprehensive income (loss) -
                  Foreign currency translation adjustment            $    (4,028)            $     5,913
                                                                     -----------             -----------
      Comprehensive income (loss)                                    $     1,922             $   (28,462)
                                                                     ===========             ===========

   The accompanying notes are an integral part of the consolidated financial statements

Consolidated Statements of Changes in Shareholders' Deficit and Redeemable Common Stock

for the six-month period ended June 30, 2004 in thousands of U.S. dollars
(Unaudited)

                                                                              Accumulated
                                                                                 Other          Total        Redeemable
                                                     Common    Accumulated   Comprehensive   Shareholders'    Common
                                                      Stock      Deficit     Income (Loss)      Deficit        Stock
                                                    ---------  -----------   -------------   -------------   ----------
Balance as of December 31, 2003                       446,026    (538,173)         2,716         (89,431)       24,201

Foreign currency translation adjustments, net                                      4,028           4,028
       of tax of $0 (unaudited)

Net loss (unaudited)                                               (2,106)                        (2,106)

Adjustment of  redeemable common
            Stock to redemption price                                 182                            182          (182)

                                                    ---------   ---------      ---------       ---------     ---------
Balance as of June 30, 2004 (unaudited)             $ 446,026   $(540,097)     $   6,744       $ (87,327)       24,019

   The accompanying notes are an integral part of the consolidated financial statements

TEVECAP S.A.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the six-month periods ended June 30, 2004, and 2003 in thousands of U.S. dollars

                                                                             Six-month periods ended June 30,
                                                                             --------------------------------
                                                                                 2004                 2003
                                                                             -----------          -----------
                                                                             (Unaudited)          (Unaudited)
                                                                             -----------          -----------
Cash flows from operating activities:                                        $    10,037               (1,740)
                                                                             -----------          -----------

Cash flows from investing activities:
   Purchases of property, plant and equipment                                     (3,806)              (3,488)
   Purchases of intangible assets                                                   (475)                (284)
   Loans to related companies                                                         --                 (230)
   Repayments of loans to related companies                                           --                  125
                                                                             -----------          -----------
                 Net cash  used in investing activities                           (4,281)              (3,877)
                                                                             -----------          -----------

Cash flows from financing activities:
   Proceeds from bank loans                                                       17,259               10,638
   Repayment of loans from banks                                                 (20,646)             (19,816)
   Proceeds from loans from shareholders                                          23,158               38,455
   Repayments of loans from shareholders                                         (23,013)             (25,352)
                                                                             -----------          -----------
                 Net cash provided by (used in) financing activities              (3,242)               3,925
                                                                             -----------          -----------

Effect of exchange rate changes on cash and cash equivalents                      (2,009)               1,687
                                                                             -----------          -----------

Net increase (decrease) in cash and cash equivalents                                 505                   (5)
Cash and cash equivalents at beginning of the period                                 292                  245
                                                                             -----------          -----------
                 Cash and cash equivalents at end of the period              $       797          $       240
                                                                             ===========          ===========
Supplemental cash disclosure:
   Cash paid for interest                                                    $     3,903                4,221
   Cash paid for income tax                                                  $       268                  122

Supplemental non-cash financing and investing activities:
   Accrued interest on related company loans refinanced
   as principal balance                                                      $     7,469                6,497

   Recognition of loans receivable to shareholder in connection
    with the sale of investments (Note 6)                                    $     5,518                   --

   The accompanying notes are an integral part of the consolidated financial statements

TEVECAP S.A.

AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                (Amounts expressed in thousands of U.S. dollars,

                           unless otherwise indicated)

1.    The Company and its principal operations

1.1.  General

      The consolidated financial statements have been prepared to reflect the consolidated results of Tevecap S.A. ("Tevecap") and its subsidiaries (the "Company").

      Tevecap is a holding company, the subsidiaries of which render services related to wireless cable, cable and high-speed internet, including marketing and advertising, production, distribution and licensing of domestic and foreign television programs. The Company has wireless cable channel rights primarily in major urban markets in Brazil.

      As of June 30, 2004, Abril Comunicacoes S.A. ("Abrilcom"), a printing and distribution company, was the majority shareholder of the Company.

      In the Company's opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the six-month periods ended June, 30 2004 and 2003, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended June 30, 2004 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003 included in the Company's 2003 annual report on Form 20-F/A.

1.2   Significant risks and uncertainties

      The Company's consolidated financial statements for the period ended June 30, 2004 were prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $2,106 during the period ended June 30, 2004 and had negative working capital of $75,732 and a shareholders' deficiency of $87,327 at June 30, 2004. The continuation of the Company as a going concern is dependent upon its ability to generate sufficient cash from operating and financing activities. In this regard, managements' plans include: (i) increasing the Company's subscriber base and implementing technological upgrades to its pay television networks; (ii) streamlining the Company's principal operating procedures to increase productivity and profitability; (iii) the continuation of a cost reduction program which was initiated in 2002;
      (iii) adjusting the Company's capitalization (including indebtedness) to provide for long term growth and stability and (iv) sales of non-

TEVECAP S.A.

AND SUBSIDIARIES

      strategic assets and the discontinuation of noncompetitive businesses. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.    Summary of significant accounting policies

      Significant policies followed in the preparation of the consolidated financial statements are described in the annual consolidated financial statements.

2.1.  Basis of presentation

      The consolidated financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain respects from accounting principles applied by the Company in its local currency financial statements, which are prepared in accordance with accounting principles generally accepted in Brazil ("Brazilian GAAP").

      The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the financial statement dates and the reported amount of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from these estimates.

TEVECAP S.A.

AND SUBSIDIARIES

3.    Accounts receivable, net

      As of June 30, 2004 and December 31, 2003, accounts receivable were comprised of:

                                               June 30, 2004   December 31, 2003
                                               -------------   -----------------
                                                (Unaudited)       (Unaudited)
      Subscriptions and installation fees       $     4,861       $     4,785
      Advertising                                       372               380
      Programming                                        42                30
      Barter transactions of advertising                749             2,224
      Other                                             173               255
      Provision for doubtful accounts                (3,484)           (3,248)
                                                -----------       -----------

                                                $     2,713       $     4,426
                                                ===========       ===========

      No single customer accounted for more than 10% of total accounts receivable as of June 30, 2004 and December 31, 2003.

TEVECAP S.A.

AND SUBSIDIARIES

4.    Related party balances and transactions

      The following tables summarize the balances as of June 30, 2004 and December 31, 2003 and transactions for the six-month periods ended June 30, 2004 and 2003 between the Company and its related parties:

                                                                June 30,        December 31,
                                                              -----------      -------------
                                                                 2004               2003
                                                              -----------      -------------
                                                              (Unaudited)       (Unaudited)
      Editora Abril S.A
          Loans payable                                       $    33,307      $      32,128

      Abril Comunicacoes S.A
          Loans receivable                                          5,518                 --
          Loans payable                                               966              1,039

      Canbras TVA Cabo Ltda. (equity affiliate)
          Loans receivable                                             20                 21

      Parana Participacoes Ltda
          Loans receivable                                             --              1,132

      Zerelda Participacoes S/C Ltda. (equity affiliate)
          Loans receivable                                             --                820

      TV Jacaranda Ltda. (equity affiliate)
          Loans receivable                                             --                809

      Abril Investments Corporation
          Loans receivable                                            365                365
          Loans payable                                             6,867              6,545

      Others
          Loans receivable                                            117                124
                                                              -----------      -------------

          Loans receivable - noncurrent assets                $     6,020      $       3,271
          Loans payable - long-term liabilities               $    41,140      $      39,712

TEVECAP S.A.

AND SUBSIDIARIES

4.    Related party transactions and balances (Continued)

      Transactions                             June 30, 2004    June 30, 2003
                                               -------------    -------------
                                                (Unaudited)       (Unaudited)
      Editora Abril S.A
         Net interest expense                   $     3,301       $     1,549
         Printing costs                                 830               561

      Parana Participacoes S/C Ltda
         Interest income                                (47)             (628)

      Abril Investments Corporation
         Interest expense (income)                      808              (921)

      The terms of the above related party transactions and balances are consistent with those described in the annual consolidated financial statements.

      Pledge of the Company's shares

      In order to fulfil certain obligations of Editora Abril S.A. in connection with the non-convertible debentures issued by Editora Abril S.A. on October 19, 2001, Abril Comunicacoes S.A. granted to the debenture holders of Editora Abril S.A., a pledge in 62.2% the Company's outstanding common shares.

      Capitalization of the loans payable to Editora Abril S.A.

      In the first half of 2004, Editora Abril S.A.'s Board of Directors approved the capitalization of the Company's loans payable to Editora Abril S.A.

TEVECAP S.A.

AND SUBSIDIARIES

5.    Income taxes

      5.1. The amounts charged to the provision for income tax in results for the period ended June 30, 2004 and 2003, are comprised as follows:

                                       June 30, 2004    December 31, 2003
                                       -------------    -----------------
                                        (Unaudited)       (Unaudited)

      Current income tax provision             (135)              (98)
      Deferred income taxes                   6,760           (19,813)
                                        -----------       -----------

                                              6,625           (19,911)
                                        ===========       ===========

      5.2. The tax effects of temporary differences that give rise to deferred tax assets as of June 30, 2004 and December 31, 2003 are as follows:

                                                                      June 30, 2004    December 31, 2003
                                                                      -------------    -----------------
                                                                        (Unaudited)       (Unaudited)
      Deferred tax assets:
          Net operating loss carryforwards                              $    84,970       $    77,105
          Provision for obsolescence                                          1,903             1,496
          Provision for claims                                                4,943             5,850
          Other                                                               6,795             6,888
                                                                        -----------       -----------

                       Total gross deferred tax asset                        98,611            91,339
                                                                        -----------       -----------

             Less valuation allowance                                       (98,501)          (91,339)
                                                                        -----------       -----------
                             Deferred tax asset                         $       110       $        --
                                                                        -----------       -----------

      Deferred tax liability:
          Foreign currency exchange gain deferred for tax purposes          (11,241)          (19,292)
                                                                        -----------       -----------
                             Deferred tax liability                     $   (11,241)      $   (19,292)
                                                                        -----------       -----------

      5.3. Management has established a full valuation allowance against the deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

            As of June 30, 2004, the Company and subsidiaries have accumulated tax losses of $249,912 that do not expire.

TEVECAP S.A.

AND SUBSIDIARIES

The consolidated income taxes are different from the amount computed using the Brazilian statutory income tax rate for the reasons set forth in the following table:

                                                                                            June 30,
                                                                                   --------------------------
                                                                                      2004           2003
                                                                                   -----------    -----------
                                                                                   (Unaudited)    (Unaudited)
Income (loss) before income taxes                                                  $    (8,136)   $    (2,966)
Statutory income tax rate                                                                   34%            34%
                                                                                   -----------    -----------
Computed income tax benefit                                                             (2,766)        (1,008)
Amortization of deferred charges                                                          (749)          (769)
Translation  (gain) loss on tax losses                                                   5,520        (13,119)
(Earnings) losses in affiliates abroad                                                 (12,342)        17,808
Capital gain sale of investments                                                        (2,907)            --
(Deductible) taxable devaluation gain (loss) for Brazilian statutory purposes              637          2,162
Other                                                                                   (1,180)          (451)
Increase in valuation allowance                                                          7,162         15,288
                                                                                   -----------    -----------
Total income tax expense per consolidated statements of operations                 $    (6,625)   $    19,911
                                                                                   ===========    ===========

Income tax expense represents amounts owed by subsidiaries calculated on a stand-alone basis, as Brazilian income tax law does not allow consolidated tax returns.

TEVECAP S.A.

AND SUBSIDIARIES

6.    Investments

      Investments are summarized as follows:

                                                                                       Equity in earnings
                                                                                     (losses) for the six
                                                                      Investments         months ended
                                       Percentage of    --------------------------   ----------------------
                                             control      June 30,    December 31,     June 30,    June 30,
                                       -------------    ----------   -------------   ----------  ----------
                                                              2004            2003         2004        2003
                                                        ----------   -------------   ----------  ----------
                                                                      (Unaudited)
Equity method investments:
 - TV Manaca Ltda.                        64.00%                --             549           --          --
                                                        ----------   -------------   ----------  ----------

Total                                                           --             549           --          --
                                                        ==========   =============   ==========  ==========


                                                                                        Equity in earnings
                                                                                      (losses) for the six
                                                                                           months ended
                                       Percentage of                               -------------------------
                                             control      June 30,   December 31,     June 30,      June 30,
                                       -------------    ----------  -------------  -----------   -----------
                                                              2004           2003         2004          2003
                                                        ----------  -------------  -----------   -----------
                                                                     (Unaudited)   (Unaudited)   (Unaudited)
Liability to fund equity investees:
 - Parana Participacoes Ltda.             65.44%                --            712         (149)           --
 - Zerelda Participacoes S/C Ltda.        36.00%                --          1,015         (266)       (2,168)
 - Canbras TVA Cabo Ltda.                 36.00%                --          3,325          (43)        2,557
 - TV Jacaranda Ltda.                     34.00%                --            297          (10)           50
                                                        ----------  -------------  -----------   -----------

Total                                                           --          5,349         (468)          439
                                                        ==========  =============  ===========   ===========

Total equity in earnings (losses)                                                         (468)          439
                                                                                   ===========   ===========

      As of December 31, 2003, TVA held a minority interest in each of Canbras TVA Cabo Ltda., TV Cabo Santa Branca Comercio Ltda. and Canbras Parana Ltda. (collectively, "Canbras TVA"), which together provide cable television services to an additional 19 cities with a total population of
      2.9 million. In October 2003, the Company entered into an agreement to sell its interests in Canbras TVA to Horizon Cablevision do Brasil S.A. for U.S.$5,518. At that time, the consummation of the sale was pending ANATEL approval and consequently, the sale was not recorded by the Company. ANATEL approval was received on June 16, 2004, at which time the sale was recognized. The proceeds from the sale were paid directly to Abril Comunicacoes S.A. in 2003, the Company's principal shareholder for which the Company recognized a receivable from its shareholder. In connection with the sale, the Company recognized a gain of approximately U.S.$8,673 during the six-month period ended June 30, 2004 (Note 10).

TEVECAP S.A.

AND SUBSIDIARIES

7.    Property, plant and equipment, net

      As of June 30, 2004 and December 31, 2003, property, plant and equipment were comprised of:

                                Annual Depreciation Rate
                                                              June 30,    December 31,
                               ----------------------------  -----------  -----------
                                           %                     2004         2003
                               ----------------------------  -----------  -----------
                                                             (Unaudited)  (Unaudited)
Reception equipment                        20                 $  91,641   $   95,264
Cable plant                                10                    47,876       51,418
Machinery and equipment                    10                    37,964       40,614
Decoders                                   10                    51,469       55,165
Leasehold improvements                     25                     1,260        1,355
Furniture and fixtures                     10                     1,098        1,178
Premises                                   10                       986        1,061
Vehicles                                   20                     1,068        1,139
Tools                                      10                       539          577
Building                                    4                     2,244        2,413
Other                                                             1,235        1,477
Accumulated depreciation                                       (174,778)    (175,344)
                                                              ---------   ----------

                                                              $  62,602   $   76,317
                                                              =========   ==========

8.    Loans

      As of June 30, 2004 and December 31, 2003, loans were comprised of:

                                           June 30, 2004    December 31, 2003
                                           -------------    -----------------
                                             Short-term         Short-term
                                           -------------    -----------------
                                             (Unaudited)        (Unaudited)
Senior Notes due 2004 (a)                      $48,022            $48,022
Bank loans                                       7,580              7,486
Accrued interest                                   573                573
                                               -------            -------

                                               $56,175            $56,081
                                               =======            =======

      a. On November 26, 1996, Tevecap raised funds in a foreign market through a private placement of Senior Notes amounting to US$250,000. These Senior Notes mature on November 26, 2004 and are guaranteed by certain of Tevecap's subsidiaries (see Note 16). Interest thereon is at 12.625% per annum and is payable on May 25 and November 25 of each year commencing on May 25, 1997.

            On July 28, 1999, the subsidiary TVA Communications Ltd. repurchased in the foreign market $201,978 aggregate principal amount of Tevecap's Senior Notes. At the time the

TEVECAP S.A.

AND SUBSIDIARIES

            Senior Notes were repurchased, Tevecap obtained consent from the remaining note holders to eliminate the significant restrictive covenants in the Senior Notes agreements.

      b.    Bank loans are comprised of the following:

                                                                                June 30, 2004               December 31, 2003
                                                                           -------------------------    -------------------------
                                                                           Short-Term     Long Term     Short-Term     Long-Term
                                                                           -----------   -----------    -----------   -----------
                                                                           (Unaudited)   (Unaudited)    (Unaudited)   (Unaudited)
Banco Bradesco - revolving credit facility, interest of  1,68% per
    month                                                                  $        --            --    $     2,303            --

Banco Daycoval - revolving credit facility, interest of 1,20% plus
    CDI rate per month (2.63% plus CDI rate per month as of
    December 31, 2003)                                                             553            --            622            --

Citibank - fixed in U.S. dollars, due August 28,
    2004, interest of 13% per annum per month as of June 30,
    2004 and December 31, 2003                                                      42            --            369            --

Banco Safra - annual interest 2,05% per month (2,65% as of
    December 31, 2003)                                                           2,533            --          3,104            --

HSBC - revolving credit facility, interest of 0,64% plus CDI rate                  138            --             --            --
    per month

Banco Industrial e Comercial - revolving credit facility, interest of            3,309            --             --            --
    1% plus CDI rate per month

Banco General Motors fixed in Reais, interest of 1,77% per month                    23            --             --            --

Credibel - revolving credit facility, interest of 1% plus CDI rate
    per month (2.32% plus CDI  per month as of December 31, 2003)                  982            --          1,088            --
                                                                           -----------   -----------    -----------   -----------
Total                                                                      $     7,580            --    $     7,486            --
                                                                           ===========   ===========    ===========   ===========

9.    Tax recovery program (REFIS) and special installment program (PAES)

      On April 5, 2000, Tevecap S.A. and its subsidiaries opted for the Government's Tax Recovery Program (REFIS), implemented by Decree No. 3,342 of January 25, 2000, later converted into Law No. 9,964 of April 10, 2000. In addition, the indirect subsidiary TVA Sistema de Televisao S.A. used its credits for tax loss carryforwards amounting to $5,263 for amortization of interest and fines.

      In guarantee of the payment of the debts included in the program, the subsidiary pledged property items as collateral in the amount of $5,267.

TEVECAP S.A.

AND SUBSIDIARIES

      On July 31, 2003, certain subsidiaries of the Company, including TVA Sistema de Televisao S.A., through a protocol filed with the Federal Revenue Service, opted for the Federal Tax Financing Program (PAES), established by Law No. 10,684 of May 30, 2003.

      The main reasons for this option were the extension of maturity dates, refinancing through PAES (Special Installment Program), inclusion of new taxes, and the use of TJLP (long-term interest rate) for monetary restatement.

      Management believes that this payment will be made in approximately 135 monthly installments, adjusted by TJLP.

      As of June 30, 2004 and December 31, 2003, this accounts payable is segregated between short and long-term as follows:

                                        June 30, 2004   December 31, 2003
                                        -------------   -----------------
                                         (Unaudited)       (Unaudited)
      Short-term                             1,235             1,497
      Long-term                             12,132            12,836
                                          --------          --------

      Total                                 13,367            14,333
                                          ========          ========

10.   Other operating (income) expense, net

                                                                           June 30,
                                                                 ---------------------------
                                                                     2004            2003
                                                                 -----------     -----------
                                                                 (Unaudited)     (Unaudited)
      Write-off of assets related to cancellation of
             subscriptions                                       $     1,310     $     1,314

      Gain (loss) on disposal of property and equipment                  232            (169)

      Gain on sale of investments (i)                                 (8,673)             --

      Other                                                              183             197

                                                                 -----------     -----------

                                                                 $    (6,948)    $     1,342
                                                                 ===========     ===========

(i)   See Note 6 for a description of this transaction.

TEVECAP S.A.

AND SUBSIDIARIES

11.   Commitments

      The Company has rented its office space through the year 2008. As of June 30, 2004, future minimum rental payments applicable to operating leases in respect of this space aggregate approximately $81,600, as follows:

                        2004                                14,707
                        2005                                28,959
                        2006                                21,298
                        2007                                16,225
                        2008                                   411
                                                           -------

                                      Total                $81,600
                                                           =======

12.   Redeemable Common Stock

      The Company has outstanding redeemable common stock during as follows:

      As of June 30, 2004, 9.5% of the common stock of Tevecap was subject to an Event Put, i.e., a "triggering event" under the Stockholders' Agreement pursuant to which each of the stockholders (other than Abril) may, in certain circumstances, demand that Tevecap purchase all or a portion of its shares, unless the shares of capital stock held by such stockholders are publicly registered, listed or traded. In addition, as of June 30, 2004, 5.8% of the common stock of Tevecap (27,930 thousand stocks) are also subject to a Time Put whereby, pursuant to the Stockholders' Agreement, shareholder Falcon International Communications ("Falcon") may demand that Tevecap buy all or a portion of Falcon's shares of capital stock held in Tevecap if such shares are not publicly registered, listed or traded by September 22, 2002.

      For purposes of the Event Put, triggering events are: (i) the amount of the capital stock held by a stockholder with an Event Put exceeds the amount allowed under any legal restriction to which such stockholder may be subject ("Regulatory Put"); (ii) a breach without cure within a designated period by certain specified entities/individuals of any representation, warranty, covenant or duty made or owed pursuant to certain agreements; (iii) a breach without cure within a designated period by Abril of the Abril Credit Facility; (iv) the controlling shareholder of Abril ceases to directly or indirectly hold a specified percentage of Tevecap without the approval of the stockholders or ceases to control the voting capital stock held by its affiliates representing 50% or more of the voting capital stock of Tevecap;

TEVECAP S.A.

AND SUBSIDIARIES

      (v) the Service Agreement as amended, among Tevecap, TV Show Time, TVA Brasil and Abril ceases to be valid or effective or TV Show Time, TVA Brasil and Abril is liquidated or dissolved or files voluntarily, or has filed against it involuntarily, any petition in bankruptcy; or (vi) another stockholder exercises an Event Put other than a Regulatory Put.

      The Company's management believes that the probability of occurrence of the triggering events, which would permit any of its shareholders to exercise their Event Put, is remote. However, Tevecap has public debt in the United States of America, and which therefore is required to register its securities with the United States Securities and Exchange Commission, is required for accounting purposes to present redeemable equity securities separately from shareholders' equity, if redemption of such securities is beyond the control of the registrant. That presentation is required even if the likelihood of redemption is remote.

      The common stocks subject to the Time Put are redeemable at fair value as determined by appraisal. In the event Tevecap does not have the funds to satisfy its payment obligations under the Time Put, then, subject to a number of conditions, Tevecap may deliver to Falcon promissory notes payable three years from the issue date thereof. In the event Tevecap is unable to satisfy its payment obligations under these promissory notes, Falcon may be entitled, subject to a number of conditions, to sell its shares of Tevecap to a third party. As of the date of these financial statements, Falcon has not exercised the Falcon Time Put.

      On December 19, 2003, Abril Comunicacoes S.A. acquired the participation held by Hearst ABC Video Services of 8,1% increasing their total ownership interest in the Company to 90.45%. As a result of the acquisition, the redemption features related to these common shares were removed. Therefore, the amount related to the redeemable common stock that was held by Hearst was reclassified from liabilities to shareholders equity in the Company's financial statements.

TEVECAP S.A.

AND SUBSIDIARIES

13.   Capital Stock

      The capital stock of the Company as of June 30, 2004, held entirely by Brazilian stockholders, is represented by 485.220.440 common stocks.

      The Company's bylaws provide that stockholders are entitled to a minimum dividend of 25% of annual net income in accordance with Brazilian Corporate Law, after deduction of the allocation to the legal reserve.

      Additionally, Law No. 9,249/95 introduced the option of paying interest on capital, calculated based on the TJLP in effect for the period, which may also be considered as part of the minimum mandatory dividend.

14.   Accrual for contingencies

      The Company's operating companies are currently defending a lawsuit brought by the Escritorio Central de Arrecadacao e Distribuicao (Central Collection and Distribution Office, or "ECAD"), entity authorized to enforce copyright laws relating to musical works. ECAD filed a lawsuit in 1993 against all pay-television operators in Brazil seeking to collect royalty payments in connection with musical works broadcast by the operators. ECAD is seeking a judgment award of 2.55% of all past and present revenues generated by the operators. The suits are currently being submitted to the Superior Tribunal de Justica in order to determine whether ECAD is entitled to benefit from the copyrights relating to musical works broadcast on pay television. Suits were filed against TVA in the 1 Vara Civel Forum Central de Curitiba (against TVA Sul) and the 14 Vara Civel Forum Central de Sao Paulo (against TVA Brasil). The suit against TVA Sul has been initially ruled in TVA's favor, while the suit against TVA Brasil is currently awaiting judgment. Based on the opinion of its attorneys, management of TVA believes that TVA is likely to prevail in these suits. In the event the Company does not prevail in connection with these proceedings, however, the consolidated financial position of the Company may be materially adversely affected.

      The Company is also involved in litigation against Centrais Eletricas de Santa Catarina-CELESC, Companhia Paranaense de Energia Eletrica-COPEL and Eletropaulo Metropolitana de Sao Paulo relating to its contracts with these entities. During the first half of 2004, the Company entered into settlement negotiations with Eletropaulo Metropolitana de Sao Paulo, whose claims against the Company amount to R$128,135.94 of the total of R$412,106.86 claimed by the three entities. Based the opinion of external legal counsel, the Company's management believes that the likelihood of an unfavorable outcome relating to these lawsuits is possible.

      In the opinion of the Company's management and external legal counsel, a provision was recorded for all lawsuits for which the likelihood of an adverse outcome is probable. The Company has not recorded provisions for lawsuits for which the likelihood of an adverse outcome is possible or remote. The accrued amounts being contested in court are as follows:

TEVECAP S.A.

AND SUBSIDIARIES

                                                  June 30, 2004   December 31, 2003
                                                  -------------   -----------------
                                                      Long-term           Long-term
                                                  -------------   -----------------
                                                    (Unaudited)         (Unaudited)
      Civil and labor
         lawsuits                                         2,487               2,541
      COFINS (Tax on revenue)                                11                  11
      ICMS (VAT state tax)                                8,680               6,853
      FGTS (Social security compulsory deposit)              --                 185
      IOF                                                 1,485                  --
      Other                                                 108               1,682
                                                    -----------         -----------

                                                         12,771              11,272
                                                    ===========         ===========

      For certain accrued lawsuits, the Company and its subsidiaries have judicial deposits in the amount of $6,685 and $6,626 as of June 30, 2004 and December 31, 2003. The Company pledged property items as collateral in the amount of $ 18,071 as of June 30, 2004.

15.   Segments

      Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's reportable segments are determined based on products and services provided by each segment:

      a. Pay Tv - programming packages consisting of 15 to 57 television channels;

      b.    Internet - high speed broadband internet access; and

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

TEVECAP S.A.

AND SUBSIDIARIES

15.   Segments

June 30, 2004

                                                    Pay Tv           Internet          TOTAL
                                                 -----------       -----------      -----------
                                                 (Unaudited)       (Unaudited)      (Unaudited)
Net revenues                                          37,695             4,572           42,267
Direct operating expenses and SG&A expenses           28,184             1,827           30,011
Depreciation and amortization                         10,944             1,128           12,072
Other operating expense, net                          (6,291)               --           (6,291)
Interest income                                         (368)               --             (368)
Interest expense                                      10,652                --           10,652
Foreign currency transaction loss, net                 4,327                --            4,327
Income tax expense                                    (6,625)               --           (6,625)
Equity in losses of affiliates                           468                --              468
Minority interest                                        127                --              127
Net (loss) income                                     (3,723)            1,617           (2,106)

Capital expenditures                                   4,281                --            4,281
Total assets                                          93,637                --           93,637

TEVECAP S.A.

AND SUBSIDIARIES

15.   Segments (Continued)

June 30, 2003

                                                    Pay Tv          Internet            TOTAL
                                                 -----------       -----------       -----------
                                                 (Unaudited)       (Unaudited)       (Unaudited)
Gross revenues                                        32,061             4,058            36,119
Direct operating expenses and SG&A expenses           28,171             2,340            30,511
Depreciation and amortization                          9,953             1,578            11,531
Other operating expense, net                           1,335                 7             1,342
Interest income                                          (94)              (25)             (119)
Interest expense                                       8,615                38             8,653
Foreign currency transaction loss, net               (12,833)               --           (12,833)
Income tax expense                                    19,911                --            19,911
Equity in losses of affiliates                          (439)               --              (439)
Minority interest                                        111                --               111
Net (loss) income                                    (22,669)              120           (22,549)

Capital expenditures                                   3,772                --             3,772
Total assets                                         107,931                --           107,931

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries

      Tevecap conducts a significant portion of its business through subsidiaries. The $250,000 12 5/8% Senior Notes issued to institutional buyers in November 1996 are jointly and severally, irrevocably and fully and unconditionally guaranteed on a senior basis by all of Tevecap's direct and indirect subsidiaries except for TVA Communications Aruba N.V., TVA Channels Ltda., Rede Ajato Ltda., Ype Radio and Televisao Ltda., TVA Inc, TVA Overseas Ltd. and TVA TCG Sistema de Televisao Porto Alegre.

      Presented below is condensed consolidating financial information for: i) Tevecap on a parent company only basis; ii) the Wholly Owned Guarantor Subsidiaries; iii) the Majority-Owned Guarantor Subsidiaries; iv) Non-guarantor Subsidiaries; v) Eliminations; and vi) Consolidated Tevecap S.A. and subsidiaries.

      The equity method has been used by Tevecap, the Wholly Owned Guarantor Subsidiaries and the Majority-Owned Guarantor Subsidiaries with respect to investments in their subsidiaries.

      The following sets forth the Wholly Owned Guarantor Subsidiaries, the Majority-Owned Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

      a)    Wholly-Owned Guarantor Subsidiaries

            -     TVA Distribuidora S.A. (merged in 2001 and wholly-owned in
                  2000)

            -     TVA Programadora Ltda. (merged in 2001 and wholly-owned in
                  2000)

            -     TVA Par S.A. (merged in 2001 and wholly-owned in 2000)

            -     TVA Communications Ltd.

            -     Comercial Cabo TV Sao Paulo Ltda.

            -     TVA Sistema de Televisao S.A. (majority-owned in 2000)

            -     TVA Sul Parana Ltda. (majority-owned in 2000)

      b)    Majority-Owned Guarantor Subsidiaries

            -     CCS Camboriu Cable System de Telecomunicacoes Ltda.

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries (Continued)

      c)    Non-Guarantor Subsidiaries

            -     TVA Communications Aruba N.V.

            - TVA TCG Sistema de Televisao de Porto Alegre S.A. (merged in 2001 and non guarantor in 2000)

            -     Rede Ajato Ltda.

            -     TVA Channel Ltda. (merged in 2001 and non-guarantor in 2000)

            - Ype Radio e Televisao Ltda. (merged in 2001 and non-guarantor in 2000)

            -     TVA Overseas Ltd.

            -     TVA Inc

            -     TVA Continental S.A.

            -     TVA Pelicano S.A.

            -     TVA Network Participacoes S.A.

      Separate financial statements have been presented for CCS Camboriu Cable System Telecomunicacoes Ltda. as of June 30, 2004 and 2003.

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries (Continued)

                           Consolidated Balance Sheets
                               as of June 30, 2004

                                                        Wholly-        Majority-
                                                         Owned           Owned           Non-
                                        Parent         Guarantor       Guarantor       guarantor
 Assets                                 Company       Subsidiaries   Subsidiaries    subsidiaries    Eliminations     Consolidated
                                      -----------     ------------   ------------    ------------    ------------     ------------
                                      (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)      (Unaudited)
 Current assets
    Cash and cash equivalents          $       6       $     458       $     327       $       6       $      --        $     797
    Accounts receivable, net                  --           2,716              --           1,388          (1,391)           2,713
    Inventories, net                          --           8,523              77              --              --            8,600
    Prepaid and other assets                 117              57               1              --              --              175
    Other accounts receivable                150         332,955             114              70        (331,941)           1,348
                                       ---------       ---------       ---------       ---------       ---------        ---------

          Total current assets               273         344,709             519           1,464        (333,332)          13,633
                                       ---------       ---------       ---------       ---------       ---------        ---------

 Property, plant and equipment, net           --          61,635           1,856              --            (889)          62,602
 Investments
    Equity basis                          36,749           1,774              --              --         (38,523)              --
    Intangible assets, net                   678           3,909              --              --              --            4,587
 Loans to related companies               49,235          20,116           1,461          54,258        (119,050)           6,020
 Dividends receivable                    299,688              --              --              --        (299,688)              --
 Deferred income taxes                        --              --             110              --              --              110
 Judicial deposits                            --           6,467             218              --              --            6,685
                                       ---------       ---------       ---------       ---------       ---------        ---------

          Total assets                 $ 386,623       $ 438,610       $   4,164       $  55,722       $(791,482)       $  93,637
                                       =========       =========       =========       =========       =========        =========

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries (Continued)

                          Consolidated Balance Sheets
                              as of June 30, 2004

                                                              Wholly-       Majority-
                                                               Owned          Owned          Non-
                                               Parent        Guarantor      Guarantor      Guarantor
    Liabilities and Shareholders' Equity       Company      Subsidiaries   Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                             -----------    ------------   ------------   ------------   ------------   ------------
                                             (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
Current Liabilities
   Loans                                         380,480          7,580             --             --       (331,885)        56,175
   Film suppliers                                     --          5,135            220             --             --          5,355
   Other suppliers                                    13          4,011             14             --         (1,391)         2,647
   Tax  recovery  program                            356            879             --             --             --          1,235
   Taxes payable other than income taxes           1,492          4,442             94             --             --          6,028
   Income tax payable                                 --             --            125             --             --            125
   Accrued payroll and related liabilities            --          1,378             15             --             --          1,393
   Advance payments received from
        subscribers                                   --          3,097             --             --             --          3,097
   Deferred income tax                            11,241             --             --             --             --         11,241
   Other accounts payable                             92          1,780            239             14            (56)         2,069
                                             -----------    -----------    -----------    -----------    -----------    -----------

         Total current liabilities               393,674         28,302            707             14       (333,332)        89,365
                                             -----------    -----------    -----------    -----------    -----------    -----------

Long-term liabilities
   Loans from related companies                   25,400        112,188             --         22,602       (119,050)        41,140
   Tax  recovery  program                          4,700          7,432             --             --             --         12,132
   Accrual for contingencies                       2,934          9,336            501             --             --         12,771
   Dividends payable                                  --        254,744             --         44,944       (299,688)            --
   Liability to fund equity investee              13,213             --             --             --        (13,213)            --
   Other accounts payable                             --            355             --             --             --            355
                                             -----------    -----------    -----------    -----------    -----------    -----------

         Total long-term liabilities              46,247        384,055            501         67,546       (431,951)        66,398
                                             -----------    -----------    -----------    -----------    -----------    -----------

Minority interest                                     --             --             --             --          1,182          1,182
Redeemable common stock                           24,019             --             --             --             --         24,019
Shareholders' deficit
   Common stock                                  445,313        284,076          4,012         15,068       (302,443)       446,026
   Accumulated other comprehensive income
         (loss)                                     (429)       213,032         (1,660)         6,217       (210,416)         6,744
   Accumulated deficit                          (522,201)      (470,855)           604        (33,123)       485,478       (540,097)
                                             -----------    -----------    -----------    -----------    -----------    -----------

         Total shareholders' deficit             (77,317)        26,253          2,956        (11,838)       (27,381)       (87,327)
                                             -----------    -----------    -----------    -----------    -----------    -----------

         Total liabilities and
               shareholders'
               deficit                           386,623        438,610          4,164         55,722       (791,482)        93,637
                                             ===========    ===========    ===========    ===========    ===========    ===========

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor Subsidiaries (Continued)

                      Consolidated Statements of Operations
                       for the period ended June 30, 2004

                                                              Wholly-
                                                               Owned       Majority-       Non-
                                                Parent       Guarantor       Owned       Guarantor
                Description                     Company    Subsidiaries    Guarantor   Subsidiaries  Eliminations  Consolidated
                                              -----------  ------------    ---------   ------------  ------------  ------------
                                              (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
Gross revenues
   Monthly subscriptions                               --        43,338         1,169            --            --        44,507
   Installation                                        --           565            16            --            --           581
   Advertising                                         --         1,622            --            --            --         1,622
   Other                                               --         2,404            21            --            --         2,425
   Taxes on revenue                                    --        (6,699)         (170)            1            --        (6,868)
                                              -----------   -----------   -----------   -----------   -----------   -----------
Net revenue                                            --        41,230         1,036             1            --        42,267
                                              -----------   -----------   -----------   -----------   -----------   -----------

Direct operating expenses                              --        19,265           512            --            --        19,777

Selling, general and administrative expenses          149         9,962           122             1            --        10,234

Depreciation and amortization                         211        11,874           135            --          (148)       12,072

Other operating expense, net                       (8,193)        1,937            --           (35)           --        (6,291)
                                              -----------   -----------   -----------   -----------   -----------   -----------
Operating loss                                      7,833        (1,808)          267            35           148         6,475
                                              -----------   -----------   -----------   -----------   -----------   -----------

Interest income                                      (554)      (14,049)         (113)           --        14,348          (368)
Interest expense                                   19,149         5,507            25           319       (14,348)       10,652
Foreign currency transaction (income) loss,
net                                                27,092       (20,186)           14        (2,593)           --         4,327
                                              -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes, income
(loss) of equity affiliates and  minority
interest                                          (37,854)       26,920           341         2,309           148        (8,136)

Income taxes                                       (6,650)           --            25            --            --        (6,625)
                                              -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before income (loss) of
equity in affiliates and minority
interest                                          (31,204)       26,920           316         2,309           148        (1,511)

Equity in (losses) of affiliates, net             (29,088)         (191)           --             6        29,741           468
                                              -----------   -----------   -----------   -----------   -----------   -----------

Income (loss) before minority interest             (2,116)       27,111           316         2,303       (29,593)       (1,979)

Minority interest                                      --            --            --            --           127           127
                                              -----------   -----------   -----------   -----------   -----------   -----------

Net income (loss)                                  (2,116)       27,111           316         2,303       (29,720)       (2,106)
                                              ===========   ===========   ===========   ===========   ===========   ===========

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries (Continued)

                     Consolidated Statement's of Cash Flows
                       for the period ended June 30, 2004

                                                               Wholly-      Majority-       Non-
                                                  Parent        Owned         Owned       Guarantor
                                                  Company    Subsidiaries  Subsidiaries  Subsidiaries  Eliminations  Consolidated
                                                -----------  ------------  ------------  ------------  ------------  ------------
                                                (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
                                                -----------  ------------  ------------  ------------  ------------  ------------
                                                -----------   -----------   -----------   -----------   -----------   -----------
Cash flows from operating activities:                   578         8,860           612           (17)            4        10,037
                                                -----------   -----------   -----------   -----------   -----------   -----------

Cash flows from investing activities:
   Purchase of property, plant and equipment             --        (3,771)          (35)           --            --        (3,806)
   Purchase of intangible assets                         --          (475)           --            --            --          (475)
   Loans to related companies                          (221)           --            (7)           --           228            --
   Repayment of loans to related companies               81            --            --            --           (81)           --
                                                -----------   -----------   -----------   -----------   -----------   -----------
Net cash used in investing activities                  (140)       (4,246)          (42)           --           147        (4,281)
                                                -----------   -----------   -----------   -----------   -----------   -----------

Cash flows from financing activities:
   Proceeds from bank loans                              --        17,259            --            --            --        17,259
   Repayments of loans from banks                    (3,031)      (17,615)           --            --            --       (20,646)
   Proceeds from loans  from shareholders             3,958        19,422            --             6          (228)       23,158
   Repayments of loans  from shareholders              (262)      (22,832)           --            --            81       (23,013)
                                                -----------   -----------   -----------   -----------   -----------   -----------
Net cash provided by financing activities               665        (3,766)           --             6          (147)       (3,242)
                                                -----------   -----------   -----------   -----------   -----------   -----------

Effect of exchange rate changes                      (1,192)         (518)         (304)            9            (4)       (2,009)
                                                -----------   -----------   -----------   -----------   -----------   -----------

Net increase (decrease) in cash and cash
       equivalents                                      (89)          330           266            (2)           --           505
Cash and cash equivalents at beginning of the
       period                                            95           128            61             8            --           292
                                                -----------   -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of the period            6           458           327             6            --           797
                                                ===========   ===========   ===========   ===========   ===========   ===========

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries (Continued)

                           Consolidated Balance Sheets
                             as of December 31, 2003

                                                     Wholly-      Majority-
                                                      Owned        Owned           Non-
                                        Parent      Guarantor     Guarantor      guarantor
Assets                                  Company    Subsidiaries  Subsidiaries   subsidiaries  Eliminations   Consolidated
                                      -----------  ------------  ------------   ------------  ------------   ------------
                                       Unaudited     Unaudited     Unaudited      Unaudited     Unaudited      Unaudited
Current assets
   Cash and cash equivalents          $        95   $       128   $        61    $         8   $        --    $       292
   Accounts receivable, net                    --         4,432            (4)         1,493        (1,495)         4,426
   Inventories, net                            --         8,400            70             --            --          8,470
   Prepaid and other assets                   278           397             2             --            --            677
   Other accounts receivable                  142       320,289           271             64      (319,188)         1,578
                                      -----------   -----------   -----------    -----------   -----------    -----------

         Total current assets                 515       333,646           400          1,565      (320,683)        15,443
                                      -----------   -----------   -----------    -----------   -----------    -----------

Property, plant and equipment, net             --        75,327         2,099             --        (1,109)        76,317
Investments
   Equity basis                            25,626         1,710            --            549       (27,336)           549
   Intangible assets, net                     986         4,739            --             --            --          5,725
Loans to related companies                 49,305        18,677         1,452         54,258      (120,421)         3,271
Dividends receivable                      322,332            --            --             --      (322,332)            --
Judicial deposits                              --         6,407           219             --            --          6,626
                                      -----------   -----------   -----------    -----------   -----------    -----------

         Total assets                 $   398,764   $   440,506   $     4,170    $    56,372   $  (791,881)   $   107,931
                                      ===========   ===========   ===========    ===========   ===========    ===========

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries (Continued)

                           Consolidated Balance Sheets
                             as of December 31, 2003

                                                             Wholly-      Majority-
                                                              Owned         Owned          Non-
                                                Parent      Guarantor     Guarantor     Guarantor
    Liabilities and Shareholders' Equity        Company    Subsidiaries  Subsidiaries  Subsidiaries  Eliminations  Consolidated
                                               ---------   ------------  ------------  ------------  ------------  ------------
                                               Unaudited    Unaudited     Unaudited     Unaudited      Unaudited     Unaudited
Current Liabilities
   Loans                                          367,730         7,486            --            --      (319,135)       56,081
   Film suppliers                                      --         6,474           145            --            --         6,619
   Other suppliers                                     14         5,798            19            --        (1,498)        4,333
   Tax  recovery  program                             563           934            --            --            --         1,497
   Taxes payable other than income taxes            3,802         3,974            91            --            --         7,867
   Income tax payable                                  --             1           277            --            --           278
   Accrued payroll and related liabilities             --         1,424            13            --            --         1,437
   Advance payments received from
        subscribers                                    --         2,844            (5)           --            --         2,839
   Deferred income tax                             19,292            --            --            --            --        19,292
   Other accounts payable                              97         2,106           230            15           (50)        2,398
                                              -----------   -----------   -----------   -----------   -----------   -----------

         Total current liabilities                391,498        31,041           770            15      (320,683)      102,641
                                              -----------   -----------   -----------   -----------   -----------   -----------

Long-term liabilities
   Loans from related companies                    21,415       116,129            --        22,588      (120,420)       39,712
   Tax  recovery  program                           4,783         8,053            --            --            --        12,836
   Accrual for contingencies                           --        10,723           549            --            --        11,272
   Dividends payable                                   --       273,992            --        48,340      (322,332)           --
   Liability to fund equity investee               35,524            --            --           154       (30,329)        5,349
   Other accounts payable                              --           211            --            --            --           211
                                              -----------   -----------   -----------   -----------   -----------   -----------

         Total long-term liabilities               61,722       409,108           549        71,082      (473,081)       69,380
                                              -----------   -----------   -----------   -----------   -----------   -----------

Minority interest                                      --            --            --            --         1,140         1,140
Redeemable stock                                   24,201            --            --            --            --        24,201
Shareholders' deficit
   Common stock                                   445,313       284,076         4,012        15,068      (302,443)      446,026
   Accumulated other comprehensive income
         (loss)                                    (3,703)      214,247        (1,449)        5,633      (212,012)        2,716
   Accumulated deficit                           (520,267)     (497,966)          288       (35,426)      515,198      (538,173)
                                              -----------   -----------   -----------   -----------   -----------   -----------

         Total shareholders' deficit              (78,657)          357         2,851       (14,725)          743       (89,431)
                                              -----------   -----------   -----------   -----------   -----------   -----------

         Total liabilities and
               shareholders'
               deficit                            398,764       440,506         4,170        56,372      (791,881)      107,931
                                              ===========   ===========   ===========   ===========   ===========   ===========

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries

      (Continued)

                      Consolidated Statements of Operations
                       for the period ended June 30, 2003

                                                               Wholly-
                                                                Owned         Majority-       Non-
                                                 Parent        Guarantor        Owned       Guarantor
                 Description                     Company     Subsidiaries     Guarantor   Subsidiaries   Eliminations  Consolidated
                                                 -------     ------------    -----------  ------------   ------------  ------------
                                               (Unaudited)    (Unaudited)    (Unaudited)   (Unaudited)    (Unaudited)   (Unaudited)
Gross revenues
   Monthly subscriptions                                --         36,810            944         1,103             --        38,857
   Installation                                         --            645             21             9             --           675
   Advertising                                          --            891             --            32             --           923
   Other                                                --          1,711             14           174             (2)        1,897
   Taxes on revenue                                                (5,956)          (143)         (134)                      (6,233)
                                               -----------    -----------    -----------   -----------    -----------   -----------
Net revenue                                             --         34,101            836         1,184             (2)       36,119
                                               -----------    -----------    -----------   -----------    -----------   -----------

Direct operating expenses                               --         18,205            470           901             (2)       19,574

Selling, general and administrative expenses         1,360          9,373             80           124             --        10,937

Depreciation and amortization                          195         11,083            132           257           (136)       11,531
Other operating expense, net                            --          1,342             --            --             --         1,342
                                               -----------    -----------    -----------   -----------    -----------   -----------
Operating loss                                      (1,555)        (5,902)           154           (98)           136        (7,265)
                                               -----------    -----------    -----------   -----------    -----------   -----------

Interest income                                       (974)       (11,174)          (164)          562         11,631          (119)
Interest expense                                    14,813          5,507              7           (43)       (11,631)        8,653
Foreign currency transaction (income) loss,
net                                                (74,102)        54,000            (62)        7,331             --       (12,833)
Income (loss) before income taxes, income
(losses) of equity affiliates and minority
interest                                            58,708        (54,235)           373        (7,948)           136        (2,966)

Income taxes                                        19,813             --             98            --             --        19,911
                                               -----------    -----------    -----------   -----------    -----------   -----------
Income (loss)  before income (losses) of
equity  in affiliates and minority interest         38,895        (54,235)           275        (7,948)           136       (22,877)

Equity in (losses) of  affiliates, net              61,323           (167)            --           (50)       (61,545)         (439)
                                               -----------    -----------    -----------   -----------    -----------   -----------

Income (loss) before minority interest             (22,428)       (54,068)           275        (7,898)        61,681       (22,438)

Minority interest                                       --             --             --            --            111           111
                                               -----------    -----------    -----------   -----------    -----------   -----------

Net income (loss)                                  (22,428)       (54,068)           275        (7,898)        61,570       (22,549)
                                               ===========    ===========    ===========   ===========    ===========   ===========

TEVECAP S.A.

AND SUBSIDIARIES

16. Financial information for subsidiary guarantors and non-guarantor subsidiaries (Continued)

                     Consolidated Statement's of Cash Flows
                      for the semester ended June 30, 2003

                                                                Wholly-       Majority-        Non-
                                                 Parent          Owned          Owned        Guarantor
                                                 Company     Subsidiaries   Subsidiaries   Subsidiaries  Eliminations  Consolidated
                                               -----------   ------------   ------------   ------------  ------------  ------------
                                               (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)   (Unaudited)   (Unaudited)
                                               -----------   ------------   ------------   ------------  ------------  ------------
Cash flows from operating activities:                  773         (2,641)            (1)           129            --        (1,740)
                                               -----------    -----------    -----------    -----------   -----------   -----------

Cash flows from investing activities:
   Purchase of property, plant and equipment            --         (3,450)           (24)           (14)           --        (3,488)
   Purchase of intangible assets                        --           (284)            --             --            --          (284)
   Loans to related companies                       (3,021)            --           (632)          (438)        3,861          (230)
   Repayment of loans to related companies           4,378             --            631            217        (5,101)          125
                                               -----------    -----------    -----------    -----------   -----------   -----------
Net cash used in investing activities                1,357         (3,734)           (25)          (235)       (1,240)       (3,877)
                                               -----------    -----------    -----------    -----------   -----------   -----------

Cash flows from financing activities:
   Proceeds from bank loans                             --         10,638             --             --            --        10,638
   Repayments of loans from banks                   (2,749)       (17,034)            --            (33)           --       (19,816)
   Proceeds from loans  from shareholders           13,122         29,184             --             10        (3,861)       38,455
   Repayments of loans  from shareholders          (16,415)       (14,038)            --             --         5,101       (25,352)
                                               -----------    -----------    -----------    -----------   -----------   -----------
Net cash provided by financing activities           (6,042)         8,750             --            (23)        1,240         3,925
                                               -----------    -----------    -----------    -----------   -----------   -----------

Effect of exchange rate changes                      3,890         (2,301)            32             66            --         1,687
                                               -----------    -----------    -----------    -----------   -----------   -----------

Net increase (decrease) in cash and cash
   equivalents                                         (22)            74              6            (63)           --            (5)
Cash and cash equivalents at beginning
   of the period                                        26            110             24             85            --           245
                                               -----------    -----------    -----------    -----------   -----------   -----------
Cash and cash equivalents at end of
   the period                                            4            184             30             22            --           240
                                               ===========    ===========    ===========    ===========   ===========   ===========

                                  * * * * * * *

CCS - CAMBORIU CABLE SYSTEM
           TELECOMUNICACOES LTDA.

Interim Unaudited Financial Statements for the Six-month Periods Ended June 30, 2004 and 2003

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

INDEX TO FINANCIAL STATEMENTS

Contents

                                                                                                Page
Balance Sheets as of June 30, 2004 and December 31, 2003                                        F-38

Statements of Operations for the six-month periods ended June 30, 2004 and 2003                 F-40

Statements of Changes in Shareholders' Equity for the six-month period ended June 30, 2004      F-41

Statements of Cash Flows for the six-month periods  ended June  30, 2004 and 2003               F-42

Notes to Financial Statements                                                                   F-43

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

Balance Sheets

As of June 30, 2004 and December 31, 2003
(in thousands of U.S. dollars)

                                                   June 30,       December 31,
                                                 -----------      ------------
                                                     2004             2003
                                                 -----------      ------------
                                                 (Unaudited)      (Unaudited)
                                ASSETS

Current assets
   Cash and cash equivalents                     $       327      $        61
   Inventories                                            77               70
   Prepaid and other assets                                1                2
   Recoverable taxes                                     105              255
   Other accounts receivable                               9               12
                                                 -----------      -----------

            Total current assets                         519              400
                                                 -----------      -----------

Property, plant and equipment, net (Note 5)            1,856            2,099
Loans to related companies (Note 3)                    1,461            1,452
Deferred income taxes                                    110               --
Judicial deposits                                        218              219
                                                 -----------      -----------

            Total assets                         $     4,164      $     4,170
                                                 ===========      ===========

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

As of June 30, 2004 and December 31, 2003
(in thousands of U.S. dollars)

                                                                                          June 30,     December 31,
                                                                                        -----------    ------------
                                                                                            2004            2003
                                                                                        -----------    ------------
                                                                                        (Unaudited)     (Unaudited)
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Film suppliers                                                                       $       220    $        145
   Other suppliers                                                                               14              19
   Taxes payable other than income taxes                                                        219             368
   Accrued payroll and related liabilities                                                       15              13
   Rent payable                                                                                 137             134
   Other accounts payable                                                                       102              91
                                                                                        -----------    ------------

            Total current liabilities                                                           707             770
                                                                                        -----------    ------------

Long-term liabilities
   Taxes payable other than income taxes                                                        346             384
   Provision for claims (Note 8)                                                                155             165
                                                                                        -----------    ------------

            Total long-term liabilities                                                         501             549
                                                                                        -----------    ------------

Shareholders' equity
   Common stock, no par value, 4,850,000 shares authorized, issued and outstanding
         (Note 6)                                                                             4,012           4,012
   Accumulated other comprehensive loss                                                      (1,660)         (1,449)
   Accumulated income                                                                           604             288
                                                                                        -----------    ------------

            Total shareholders' equity                                                        2,956           2,851
                                                                                        -----------    ------------

            Total liabilities and shareholders' equity                                  $     4,164    $      4,170
                                                                                        ===========    ============

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

Statements of Operations

For the six-month periods ended June 30, 2004 and 2003
(in thousands of U.S. dollars)

                                                                                Six-month periods ended June 30,
                                                                               --------------------------------
                                                                                   2004               2003
                                                                               ------------       -------------
Gross revenues                                                                  (Unaudited)        (Unaudited)
   Monthly subscriptions                                                        $     1,169       $        944
   Installation                                                                          16                 21
   Additional services                                                                   21                 14
   Taxes on revenues                                                                   (170)              (143)
                                                                                -----------       ------------

                                                                                      1,036                836
                                                                                -----------       ------------

Direct operating expenses (excluding depreciation stated separately below)
   Payroll and benefits                                                                  22                 17
   Programming                                                                          404                299
   Other costs                                                                           86                154
                                                                                -----------       ------------

                                                                                        512                470
                                                                                -----------       ------------

Selling, general and administrative expenses                                            122                 80
                                                                                -----------       ------------

Depreciation                                                                            135                132
                                                                                -----------       ------------

            Operating income                                                            267                154
                                                                                -----------       ------------

Interest income                                                                        (113)              (164)
Interest expense                                                                         25                  7
Foreign currency transaction (gain) loss, net                                            14                (62)
                                                                                -----------       ------------

            Income (loss) before income taxes                                           341                373
                                                                                -----------       ------------

Income tax expense - current (Note 4)                                                   135                 98
Income tax (benefit) expense - deferred (Note 4)                                       (110)                --
                                                                                -----------       ------------

            Net income (loss)                                                   $       316       $        275
                                                                                ===========       ============
                Other comprehensive loss -
                   Foreign currency translation adjustment                              211               (528)
                                                                                -----------       ------------
                Comprehensive income (loss)                                     $       105       $        803
                                                                                ===========       ============

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

Statements of Changes in Shareholders' Equity

For the six-month period ended June 30, 2004
(in thousands of U.S. dollars)
(Unaudited)

                                                                             Accumulated
                                                                               Other
                                                    Common    Accumulated   Comprehensive
                                                     Stock      Deficit         Loss          Total
                                                   --------   -----------   -------------   --------
Balance as of December 31, 2003                       4,012          288         (1,449)       2,851

Foreign currency translation adjustment, net
      of tax of $0 (unaudited)                           --           --           (211)        (211)

Net income (unaudited)                                   --          316             --          316
                                                   --------     --------       --------     --------

Balance as of June 30, 2004 (unaudited)            $  4,012     $    604       $ (1,660)    $  2,956
                                                   ========     ========       ========     ========

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

Statements of Cash Flows

For the six-month periods ended June 30, 2004 and 2003
(in thousands of U.S. dollars)

                                                                  Six-month periods ended June 30,
                                                                  --------------------------------
                                                                       2004               2003
                                                                  ------------        ------------
                                                                   (Unaudited)        (Unaudited)
                                                                   -----------        -----------
Cash flows from operating activities:                                      613                 (1)
                                                                   -----------        -----------

Cash flows from investing activities:
     Purchases of property, plant and equipment                            (35)               (24)
     Loans to related companies                                             (7)              (632)
     Repayments of loans to related companies                               --                631
                                                                   -----------        -----------

            Net cash used in investing activities                          (42)               (25)
                                                                   -----------        -----------

Effect of exchange rate changes on cash and cash equivalents              (305)                32
                                                                   -----------        -----------

Net increase (decrease) in cash and cash equivalents                       266                  6
Cash and cash equivalents at beginning of the period                        61                 24
                                                                   -----------        -----------

            Cash and cash equivalents at end of the year           $       327        $        30
                                                                   ===========        ===========

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

(in thousands of U.S. dollars)

1.    The Company and its principal operations

      CCS - Camboriu Cable System Telecomunicacoes Ltda. (the "Company") renders services related to wireless cable and cable television systems, including marketing and advertising, production, distribution and licensing of domestic and foreign television programs. The Company has wireless cable channel rights primarily in the city of Camboriu. The Company's operations are substantially dependent on the Tevecap Group regarding programming, marketing, financial and administrative systems.

      In the Company's opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the six-month periods ended June, 30 2004 and 2003, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended June 30, 2004 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003 included in the Company's 2003 annual report on Form 20-F.

1.2   Significant risks and uncertainties

      The Company's financial statements for the period ended June 30, 2004 were prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company during the period ended June 30, 2004 had negative working capital of $188. The continuation of the Company as a going concern is dependent upon its ability to generate sufficient cash from operating and financing activities. In this regard, managements' plans include: (i) increasing the Company's subscriber base and implementing technological upgrades to its pay television networks; (ii) streamlining the Company's principal operating procedures to increase productivity and profitability; (iii) the continuation of a cost reduction program which was initiated in 2002 and (iii) adjusting the Company's capitalization (including indebtedness) to provide for long term growth and stability. The financial statements do not include any adjustments related to the recoverability and classification of recorded amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.    Summary of significant accounting policies

      Significant policies followed in the preparation of the consolidated financial statements are described in the annual consolidated financial statements.

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

(in thousands of U.S. dollars)

2.1.  Basis of presentation

      The financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain respects from accounting principles applied by the Company in its local currency financial statements, which are prepared in accordance with accounting principles generally accepted in Brazil ("Brazilian GAAP").

      The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the financial statement dates and the reported amount of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from these estimates.

3.    Related party transactions

      The following tables summarize the transactions between the Company and related parties as of June 30, 2004 and December 31, 2003:

                                                      June 30,    December 31,
                                                    -----------   ------------
                                                        2004          2003
                                                    -----------   ------------
                                                    (Unaudited)    (Unaudited)
      TVA Sul Parana Ltda. (parent company)
         Loans receivable                                 1,461          1,452
                                                    -----------   ------------

         Loans receivable                           $     1,461   $      1,452

      The Company and its related parties maintain a cash management system centralized at TVA Sul Parana Ltda. The centralized cash management system results in accounts receivable from and payable to related parties depending on the cash needs of the companies.

      Loans granted to or obtained from related companies, under loan agreements, are denominated in reais and subject to variable interest of 1.88% per month as of June 30, 2004 (1.96% per month as of December 31, 2003).

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

(in thousands of U.S. dollars)

4.    Income taxes

      Deferred income taxes reflect the future tax consequences of net operating loss carryforwards and differences between the tax basis and the financial reporting basis of assets and liabilities. A valuation allowance has been established against the net deferred tax asset (primarily consisting of net operating loss carryforwards and provisions) as management believes it is more likely than not that the deferred tax assets will not be realized. Accordingly, no benefit has been recognized for the Company's net operating losses and other deferred tax assets. As of June 30, 2004, the Company had no net operating loss carryforwards.

      The tax effects of temporary differences that give rise to deferred tax assets as of of June 30, 2004 and December 31, 2003 are as follows:

                                                     June 30,    December 31,
                                                   --------------------------
                                                       2004           2003
                                                   --------------------------
                                                   (Unaudited)    (Unaudited)
      Deferred tax assets:
      Provision for claims                                  58             58
      Other                                                 52             19
                                                   --------------------------

      Total gross deferred tax asset                       110             77
                                                   --------------------------

      Less valuation allowance                              --            (77)
                                                   --------------------------
      Deferred tax asset                                   110             --
                                                   --------------------------

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

(in thousands of U.S. dollars)

4.    Income taxes (continued)

      The income tax expense was different from the amount computed using the Brazilian statutory income tax for the reasons set forth in the following table:

                                                                 June 30,         June 30,
                                                               ------------     ------------
                                                                   2004             2003
                                                               ------------     ------------
                                                               (Unaudited)       (Unaudited)
Income (loss) before income taxes                              $        341     $        373
Statutory income tax rate                                                34%              34%
                                                               ------------     ------------
Computed income tax expense (benefit)                                   116              127
Deductible devaluation loss for Brazilian statutory purposes             --               17
Other                                                                   (14)             (65)
Change in valuation allowance                                           (77)              19
                                                               ------------     ------------

Income tax expense per statements of operations                $         25     $         98
                                                               ============     ============

5.    Property, plant and equipment, net

      As of June 30, 2004 and December 31, 2003, property, plant and equipment were comprised of:

                                                Annual
                                             Depreciation
                                                 Rate
                                                              June 30,          December 31,
                                                            -----------         ------------
                                                   %            2004                2003
                                                            -----------         ------------
                                                            (Unaudited)         (Unaudited)
Reception equipment                               20        $       590         $       605
Cable plant                                       10                655                 704
Machinery and equipment                           10                207                 220
Decoders                                          10                 98                 101
Leasehold improvements                            25                  5                   5
Building                                           4              1,896               2,039
Furniture and fixtures                            10                 41                  43
Vehicles                                          20                 37                  40
Software                                          20                  9                   9
Tools                                             10                  2                   2
Other                                                                 4                   8
Accumulated depreciation                                         (1,688)             (1,677)
                                                            -----------         -----------

                                                            $     1,856         $     2,099
                                                            ===========         ===========

     The accompanying notes are an integral part of the financial statements

CCS - CAMBORIU CABLE SYSTEM TELECOMUNICACOES LTDA.

(in thousands of U.S. dollars)

6.    Shareholder's equity

      Common stock as of June 30, 2004 and December 31, 2003 was comprised of:

                                         June 30, 2004             December 31, 2003
                                    ------------------------    ------------------------
                                        $           Shares          $           Shares
                                    ----------    ----------    ----------    ----------
      Construtora ENE ESSE Ltda     $    1,605     1,940,000    $    1,605     1,940,000
      TVA Sul Parana Ltda                2,407     2,910,000         2,407     2,910,000
                                    ----------    ----------    ----------    ----------

                                    $    4,012     4,850,000    $    4,012     4,850,000
                                    ==========    ==========    ==========    ==========

7.    Loan guarantees

      In November 1996, Tevecap issued $250,000 12-5/8% Senior Notes to institutional buyers in a private placement. The Notes, which mature in November 2004, were subsequently registered with the Securities and Exchange Commission in May 1997. These Notes are jointly and severally, irrevocably and fully unconditionally guaranteed, on a senior basis, by Tevecap's direct and indirect subsidiaries, including the Company. On July 28, 1999 the related company, TVA Communications Ltd., repurchased 80.79% of these Notes.

8.    Litigation contingencies

      Certain claims and lawsuits arising in the ordinary course of business have been filed or are pending against the Company which were not recognized in the financial statements. The Company has also recorded provisions related to certain claims in amounts that management considers to be adequate after considering a number of factors including (but not limited to) the views of legal counsel, the nature of the claims and the prior experience of the Company.

      In the opinion of the Company's management and external legal counsel, a provision was recorded for all lawsuits for which the likelihood of an adverse outcome is probable. The Company has not recorded provisions for lawsuits for which the likelihood of an adverse outcome is possible or remote.

                                     *******

                                     PART II
                     Information not Required in Prospectus

Item 20. Indemnification of Directors and Officers

      Neither the laws of Brazil nor our charter or other constitutive documents provide for indemnification of directors and officers. Our directors and officers are insured in connection with certain liabilities incurred in their respective capacities as directors or officers of us.

Item 21. Exhibits

The following documents are filed as part of this registration statement:

Exhibit
Number                              Description
--------                            -----------

3.1          Articles of Incorporation(1)

3.2          By-laws (Estatuto social) of Tevecap S.A.(1)

4.1 Form of Indenture dated November 26, 2004 among Tevecap S.A., HSBC Bank USA, National Association, as indenture trustee, registrar, New York paying agent, transfer agent and as principal paying agent.

4.2          Form of Debt Security (included in Exhibits 4.1)

5.1          Opinion of Clifford Chance US LLP with respect to the new notes.

5.2 Opinion of Machado, Meyer, Sendacze e Opice, with respect to authorization of the new notes and the enforcement of civil liabilities in Brazil.

12.1         Computation of Ratio of Earnings to Fixed Charges.

23.1         Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2         Consent Clifford Chance US LLP (included in Exhibit 5.1).

23.3         Consent of Machado, Meyer, Sendacze e Opice (included in Exhibit
             5.2).

24.1         Power of Attorney (included on the Signature Page).

25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of HSBC Bank USA, National Association, as Trustee.

99.1         Form of Letter of Transmittal.

99.2         Form of Notice of Guaranteed Delivery.

99.3         Form of Letter to Clients.

99.4         Form of Letter to Nominees.

(1) Filed as an exhibit to our Annual Report on Form 20-F, filed on June 30, 2004.

Item 22. Undertakings

      (a)   The registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial protected offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8 of Form 20-F at the start of any delayed offering or throughout a continuous offering.

      (b) The undersigned registrant undertakes hereby that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrant of expenses incurred or paid by a director, officer or controlling person of the co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The registrant hereby undertakes that (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the US for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) To supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

Signature Page of Tevecap S.A.

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, Brazil on September 27, 2004.

TEVECAP S.A.


By:
   ----------------------------
Name: Leila Abraham Loria
Title: Chief Executive Officer


By:
   ----------------------------
Name: Carlos Eduardo Malagoni
Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint each of Carlos Eduardo Malagoni and Leila Abraham Loria to act as his/her true and lawful attorney-in-fact and agent, with full power of substitution, for him/her and in his/her name, place and stead, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Security and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as s/he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done in virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed by the following persons in the following capacities on the dates indicated.

                   SIGNATURE                                     TITLE                              DATE
                                                     Chief Executive Officer                  September ____, 2004
-------------------------------------------          (Principal Executive Officer)
Leila Abraham Loria

                                                     Chief Financial Officer                  September ____, 2004
-------------------------------------------          (Principal Financial Officer)
Carlos Eduardo Malagoni


                                                     Chief Controller                         September ____, 2004
-------------------------------------------          (Principal Accounting Officer)
Manoel Bizarria Guilherme Neto


                                                     Chairman of the Board of Directors       September ____, 2004
------------------------------------------
Maurizio Mauro

             SIGNATURE                                TITLE                      DATE
                                           Director                      September ____, 2004
----------------------------------
Emilio Humberto Carazzai Sobrinho

                                           Director                      September ____, 2004
----------------------------------
Arnaldo Figueiredo Tibyrica

                                           Director                      September ____, 2004
----------------------------------
Deborah Patricia Wright

                                           Director                      September ____, 2004
----------------------------------
Leila Abraham Loria

                                           Director                      September ____, 2004
----------------------------------
Marcelo Vaz Bonini

                                           Authorized Representative
----------------------------------         in the United States          September ____, 2004